Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

SOLID STATE EQUIPMENT HOLDINGS LLC,

CERTAIN SECURITYHOLDERS THEREOF,

VEECO INSTRUMENTS INC.

AND

THOSE CERTAIN OTHER PARTIES HERETO.

Dated as of December 4, 2014

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, (the “Agreement”), dated as of December 4, 2014, by and among: (i) Solid State Equipment Holdings LLC, a limited liability company existing under the laws of Delaware (the “Company”); (ii) Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Partners PE VII, L.P., Summit Partners Subordinated Debt Fund IV-A, L.P., Summit Partners Subordinated Debt Fund IV-B, L.P., Summit Partners SD IV, L.P., Summit Investors I, LLC, Summit Investors I (UK), L.P. (the “Summit Sellers”); (iii) Microcircuit Specialists Inc., a corporation existing under the laws of Pennsylvania (“NPC”); (iv) Herman Itzkowitz, John Voltz, David Lam, Vincent Amorosi, Tom Werthan, and Erwan Le Roy (the “Employee Sellers” and, together with the Summit Sellers and NPC, the “Sellers”); (v) SP SD IV-B SSEC Blocker Corp., a Delaware corporation and SP PE VII-B SSEC Blocker Corp., a Delaware corporation (the “Blocker Corps”); and (vi) Veeco Instruments Inc., a corporation existing under the laws of Delaware (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Sellers, collectively, hold, or will at the Closing hold, 78.03% of the units of the Company (the “Company Units”) and 100% of the stock of the Blocker Corps (which, at the Closing, will hold the remaining 21.97% of the Company Units) (the “Blocker Corp Shares” and together with the Company Units, the “Purchased Securities”);

WHEREAS, as a condition and material inducement to the willingness of Buyer to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the employees of the Company listed in EXHIBIT A have entered into new employment arrangements with Buyer or its designee (the “Employment Arrangements”) to become effective upon the Closing Date; and

WHEREAS, the Sellers desire to sell to the Buyer and the Buyer desires to purchase from the Sellers the Purchased Securities.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Adjustment Escrow Amount” shall have the meaning set forth in Section 3.4(l).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Balance Sheet” shall have the meaning set forth in Section 4.6(a).

“Balance Sheet Date” means September 30, 2014.

“Blocker Corp Breaches” shall have the meaning set forth in Section 10.1(a).

“Blocker Corp Documents” shall have the meaning set forth in Section 5.2.

“Blocker Corp Sellers” means, (i) with respect to SP PE VII-B SSEC Blocker Corp., Summit Partners Private Equity Fund VII-B, L.P. and (ii) with respect to SP SD IV-B SSEC Blocker Corp., Summit Partners Subordinated Debt Fund IV-B, L.P.

“Blocker Corp Shares” shall have the meaning set forth in the Recitals.

“Blocker Corps” shall have the meaning set forth in Preamble.

“Blocker LP” (a) as to SP PE VII-B SSEC Blocker Corp. means SP PE VII-B SSEC Holdings, L.P., and (b) as to SP SD IV-B SSEC Blocker Corp., means SP SD IV-B SSEC Holdings, L.P.

“Board” means the Board of Managers of the Company.

“Business Day” means any day of the year on which national banking institutions in New York, New York and Boston, Massachusetts are open to the public for conducting business and are not required or authorized to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” shall have the meaning set forth in the Preamble to Article VII.

“Buyer Documents” shall have the meaning set forth in Section 7.2.

“Buyer Indemnified Person(s)” shall have the meaning set forth in Section 10.1(a).

“Cap” shall have the meaning set forth in Section 10.1(d).

“Cash” means the amount of cash and bank deposits, and certificates of deposit and other cash equivalents less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Cash” means the aggregate Cash of the Company and the Subsidiaries, and the Cash of the Blocker Corps in excess of their Liabilities that are not included in Current Liabilities pursuant to clause (a) of the definition of Current Liabilities, in each case as of the Cut-off Time.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Working Capital” means the difference of: (i) the Current Assets of the Company, Blocker Corps and the Subsidiaries as of the Cut-off Time; less (ii) the Current Liabilities of the Company, Blocker Corps and the Subsidiaries as of the Cut-off Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall have the meaning set forth in Section 4.14(a).

“Company Breaches” shall have the meaning set forth in the Section 10.1(a).

“Company Documents” shall have the meaning set forth in Section 4.2.

“Company Indemnified Persons” shall have the meaning set forth in Section 10.5.

“Company Units” shall have the meaning set forth in the Recitals.

“Competing Transaction” shall have the meaning set forth in Section 8.9.

“Confidential Information” means any information with respect to the Company or any of the Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  “Confidential Information” does not include information that: (i) is generally available to other participants in the Company’s industry on the date of this Agreement; or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.6.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license which is currently in-force and legally binding.

“Current Assets” means: (ii) accounts receivable, net of the accrued allowance for doubtful accounts; (ii) inventory, net of the accrued allowance for obsolete inventory; and (iii) pre-paid deposits with respect to leases, insurance policies (including employee health and disability insurance plans) and tradeshows and pre-paid travel expenses.

“Current Liabilities” means: (i) accounts payable; (ii) accrued expenses, including without limitation, accrued wages and other employee compensation (including, without limitation, cash bonuses and employer matching contributions under Section 401(k) of the Code), accrued commissions, accrued paid leave, accrued warranty liabilities and accrued foreign office liabilities; and (iii) credits and advance payments from customers, and, for the avoidance of doubt, excluding (a) Liabilities with respect to Taxes; (b) Liabilities with respect to Indebtedness; (c) Liabilities to the Sellers, solely in their role as securityholders of the Company or the Blocker Corps, including accrued dividends; and (d) Liabilities with respect to Transaction Expenses; provided, however, that the Liabilities referenced in the preceding clauses (c) and (d) shall be excluded from Current Liabilities only to the extent any such Liabilities have already been taken into account in determining the Purchase Price on the Closing Date.

“Cut-off Time” means 12:01am Eastern Time on the Closing Date.

“Damages” shall have the meaning set forth in Section 10.1(a).

“Debt Payoff Amounts” means the amount of Indebtedness of the Company, inclusive of any prepayment penalties, redemption premiums or breakage fees actually incurred, as set forth on Schedule 3.3.

“Deductible” shall have the meaning set forth in Section 10.1(c).

“Disclosure Schedule” shall have the meaning set forth in the Preamble to Article IV.

“Employee” shall have the meaning given in Section 4.14(a).

“Employee Sellers” shall have the meaning set forth in Preamble.

“Environmental Law” means any applicable Law relating to (i) the generation, storage, transport, handling, management, treatment, release or remediation of Hazardous Materials, including Laws governing worker exposure to Hazardous Materials, or (ii) the protection of human health, the environment or natural resources.

“Environmental Permits” shall have the meaning set forth in Section 4.20(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in Section 10.7(a).

“Escrow Agreement” shall have the meaning set forth in Section 9.1(f).

“Estimated Closing Cash” shall have the meaning set forth in Section 3.4(a).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 3.4(a).

“Estimated Working Capital Adjustment” means the amount, which may be positive or negative, equal to the Estimated Closing Working Capital minus the Net Working Capital Target.

“Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that affects any industry or market in which the Company or the Subsidiaries operates provided that such change does not have a disproportionate impact on the Company as compared to other Persons in the industry in which the Company operates; (iii) the effect of any change arising in connection with any earthquake, hurricane or other natural disaster, hostilities, act of war, sabotage or terrorism or military action or any escalation or material worsening of any such hostilities, act of war, sabotage or terrorism or military action existing or underway as of the date hereof, which does not have a disproportionate impact on the Company as compared to other Persons in the industry in which the Company operates; (iv) the effect of any changes in applicable Laws or accounting rules applicable to the Company or industry in which the Company operates; or (v) the execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Buyer or its Affiliates or representatives with respect thereto.

“Final Adjustment” means the amount, which may be positive or negative, equal to the Final Closing Cash Adjustment plus the Final Working Capital Adjustment.

“Final Closing Cash” means Closing Cash: (i) as shown in the Buyer’s calculation delivered pursuant to Section 3.4(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.4(d); or (ii) if such a notice of disagreement is delivered: (A) as agreed by the Seller Representative and the Buyer pursuant to Section 3.4(e); or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.4(e); provided, however, that in no event shall Final Closing Cash be more than the Seller Representative’s calculation of Closing Cash delivered pursuant to Section 3.4(d) or less than the Buyer’s calculation of Closing Cash delivered pursuant to Section 3.4(b).

“Final Closing Cash Adjustment” means the amount, which may be positive or negative, equal to the Final Closing Cash minus the Estimated Closing Cash.

“Final Working Capital” means Closing Working Capital: (i) as shown in the Buyer’s calculation delivered pursuant to Section 3.4(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.4(d); or (ii) if such a notice of disagreement is delivered: (A) as agreed by the Seller Representative and the Buyer pursuant to Section 3.4(e); or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.4(e); provided, however, that in no event shall Final Working Capital be more than the Seller Representative’s calculation of Closing Working Capital delivered pursuant to Section 3.4(d) or less than the Buyer’s calculation of Closing Working Capital delivered pursuant to Section 3.4(b).

“Final Working Capital Adjustment” means the amount, which may be positive or negative, equal to the Final Working Capital minus the Estimated Closing Working Capital.

“Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Fraud Claim” means, with respect to a claim against any Person, the knowing or intentional fraud or willful misrepresentation of such Person with respect to the matters addressed in this Agreement.

“Fundamental Representations” shall have the meaning set forth in Section 9.1(a).

“Fundamental Representation Cap” shall have the meaning set forth in Section 10.1(d).

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis, except as set forth on EXHIBIT B.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” means (i) any petroleum or petroleum products, asbestos in any form, and polychlorinated biphenyls, and (ii) any chemicals, materials or substances, whether solid, liquid or gas defined as or included in the definition of “contaminant,” “pollutant,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Income Tax Preparation Expenses” means the out-of-pocket third party expenses incurred by Buyer and its Affiliates for preparation of income Tax Returns of the Company and its Subsidiaries that are Buyer Prepared Returns pursuant to Section 12.1(d)(ii) by the same accounting firm that prepared the most recently filed income Tax Returns of the Company and the Subsidiaries; provided, however, that in no event shall Income Tax Preparation Expenses exceed $50,000.

“Indebtedness” of any Person means, without duplication: (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of: (A) indebtedness of such Person for money borrowed; and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnification Claim” shall have the meaning set forth in Section 10.2(a).

“Indemnified Party” shall have the meaning set forth in Section 10.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.2(a).

“Indemnitees” shall have the meaning set forth in Section 8.7(a).

“Indemnity Escrow Amount” shall have the meaning set forth in Section 10.7(a).

“Independent Accountant” means an independent accounting firm on which the Seller Representative and the Buyer mutually agree.

“Individual Seller Breaches” shall have the meaning set forth in Section 10.1(a).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including all related continuations, divisionals, continuations-in-part, renewals, extensions, provisionals, reissues and reexaminations; (ii) all trademarks (registered and unregistered), service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (iii) all copyrights, works of authorship, designs, data and database rights, and registrations, applications and moral rights therefor; (iv) all trade secrets and other confidential information; (v) all mask works, and registrations and applications for registration thereof; (vi) all Software and Technology; and (vii) copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Company” means the actual knowledge of Herman Itzkowitz, Thomas Werthan, Vince Amorosi, Erwan Le Roy, James McDevitt, Laura

Mauer and John Voltz (and, with respect to Section 4.22 only, Heinz Kumshier and Shao-Li Chu), after reasonable inquiry.

“Law” means any applicable federal, state, local law, statute, code, ordinance, rule, regulation, Order or other legal requirement of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral action, mediation, investigation, inquiry, suit, proceeding (public or private) or claim (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal or first offer, easement, servitude or other transfer restriction.

“Material Adverse Effect” means a material adverse effect, other than as a result of any Excluded Matter, on (i) the business, assets, liabilities, properties, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole, or (ii) the right or ability of the Company to consummate the Transaction.

“Material Contracts” shall have the meaning set forth in Section 4.12(a).

“Maximum Premium” shall have the meaning set forth in Section 8.7(c).

“NPC” shall have the meaning set forth in Preamble.

“Net Working Capital Target” means $11,549,000.

“Notice of Claim” shall have the meaning set forth in Section 10.2(a).

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and the Subsidiaries through the date hereof consistent with past practice, including with respect to amounts.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means: (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Buyer; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due, provided an appropriate reserve has been established therefor in the Financial Statements to the extent required in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property Leases” shall have the meaning set forth in Section 4.10(d).

“Pre-Closing Tax Periods” means any taxable period ending on or before the Closing Date, and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means Taxes for any Pre-Closing Tax Period (determined in the case of a Straddle Period, in accordance with the allocation provisions of Section 10.1(b)(iii)).

“Pro-rata Portion” means, with respect to any Seller, that percentage equal to: (i) (A) if such Seller is not a Blocker Corp Seller, the number of units of the Company directly held by such Seller immediately prior to Closing; or (B) if such Seller is a Blocker Corp Seller, the number of units of the Company indirectly held by such Seller immediately prior to Closing; divided by (ii) the total number of units of the Company issued and outstanding immediately prior to Closing.

“Proskauer” shall have the meaning set forth in Section 12.14(a).

“Purchase Price” means: (i) $150,000,000; plus (ii) the Estimated Working Capital Adjustment (which may be positive or negative); plus (iii) Closing Cash less (iv) Debt Payoff Amounts; and less (v) Transaction Expenses, to the extent determinable on the Closing Date.

“Purchased Securities” shall have the meaning set forth in the Recitals.

“Real Property Lease(s)” shall have the meaning set forth in Section 4.10(b).

“Related Persons” shall have the meaning set forth in Section 4.16.

“Release” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Released Parties” shall have the meaning set forth in Section 8.12.

“Secondary Indemnitors” shall have the meaning set forth in Section 8.7(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Representative” shall have the meaning set forth in Section 12.13(a).

“Sellers” shall have the meaning set forth in the Preamble.

“Seller Documents” shall have the meaning set forth in Section 6.2.

“Selling Party Breaches” shall have the meaning set forth in Section 10.1(a).

“Software” means any and all computer programs (except “off the shelf” software that is generally commercially available), whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Summit Sellers” shall have the meaning set forth in Preamble.

“Tax” or “Taxes” means: (i) any federal, state, local or foreign taxes, duties, and similar governmental fees, levies, assessments or charges, of any kind whatsoever, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, excise, severance, stamp, occupation, property, customs duties, unclaimed property, escheat, environmental, registration, alternative or minimum or estimated tax; (ii) any penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with either any item described in clause (i) or any obligation to file any Tax Return with a Taxing Authority or to provide a copy of a Tax Return to any other Person; (iii) any interest on any of the foregoing and (iv) any liability in respect of any items described in clauses (i) through (iii) payable by reason of Contract, assumption, successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Benefit” means the reduction in the amount of Taxes which otherwise would have been incurred by a Buyer Indemnified Person by reason of an event or circumstance giving rise to a claim for Damages that is indemnified pursuant to Article X, taking into account any related loss of a tax attribute in computing such refund or reduction in the amount of Taxes which otherwise would have been incurred by all Buyer Indemnified Persons to the extent necessary to cause the payment to the Buyer Indemnified Person to correspond to the after-tax economic loss to all Buyer Indemnified Persons from the event or circumstance giving rise to such claim.

“Tax Indemnity” shall have the meaning set forth in Section 10.1(c).

“Tax Return” means any return, declaration, report, claim for refund, information return, election or statement, and any schedule or attachment thereto, actually filed or required to be filed with respect to any Tax (including any amendment thereof) and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, the Subsidiaries or any of their Affiliates.

“Taxing Authority” means any Governmental Body having any authority to impose, assess, determine or collect any Tax.

“Technology” means, collectively, all information, designs, plans, proposals, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, results, technical data, programs, subroutines, tools, materials, specifications, processes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Termination Date” shall have the meaning set forth in Section 11.1(a).

“Third-Party Claim” shall have the meaning set forth in Section 10.2(a).

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement and all other agreements and instruments to be executed by the Buyer, the Company or the Sellers at or prior to the Closing pursuant to this Agreement.

“Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses incurred at or prior to the Closing and payable by or on behalf of the Company in connection with: (x) the negotiation, preparation and execution of the Transaction Documents; and (y) the performance and consummation of the Transaction, in each case to the extent such fees and expenses are unpaid as of immediately before or at the Closing; provided, however, that no such fees or expenses that result from any action taken at the direction of the Buyer and not required or contemplated to be performed by the Company or the Sellers by the Transaction Documents at or prior to the Closing shall be included in Transaction Expenses, it being agreed for the avoidance of doubt that the termination of the employment of any Employee at or after Closing shall not be treated as a Transaction Expense.

“Treasury Regulation” the regulations promulgated under the Code, as amended from time to time.

“Wells Credit Agreement” means that certain Credit Agreement, dated as of June 30, 2011 by and among the Company, Solid State Equipment LLC and Wells Fargo Bank, National Association, as amended by the Amendment to Loan and Security Agreement dated as of November 2, 2012, and as modified by the Consent and Waiver to Credit Agreement, dated March 31, 2014, as may have been amended, restated, amended and restated or otherwise modified prior to the date hereof.

1.2                               Other Definitional and Interpretive Matters.

(a)                                 Rules of Interpretation.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                     Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)                                  Dollars.  Any reference in this Agreement to “$” shall mean U.S. dollars.  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(iii)                               Schedules.  The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Schedules annexed hereto or provided herewith are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule, in which it is readily apparent on the face of such disclosure that the information is required to be included.  Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would reasonably be expected to have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.  Unless the context otherwise requires, any Schedule referred to in this Agreement shall mean the applicable Schedule included in the Disclosure Schedule.

(iv)                              Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)                                 Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)                              Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)                           Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)                        Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if: (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is attributed to such item; or (b) such item is otherwise specifically set forth on the balance sheet or financial statements, or in the notes thereto.

(b)                                 Joint Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CLOSING

2.1                               Closing.  The closing of the sale of the Purchased Securities (the “Closing”) shall take place at 9:00 AM Eastern Time on a date to be specified by the parties, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), by electronic transmission, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

2.2                               Sale and Purchase of the Purchased Securities.  Upon the terms and subject to the conditions contained herein, on the Closing Date, the Sellers shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase from the Sellers, the Purchased Securities, free and clear of all Liens, other than Permitted Exceptions, pursuant to this Agreement.  The Company and the Blocker Corps shall duly record the transfer of such Purchased Securities, as applicable, in their books and records.

ARTICLE III

PURCHASE PRICE

3.1                               Payments to Sellers.  At the Closing, upon the terms and conditions of this Agreement and subject to Section 3.6, the Buyer shall pay by wire transfer of immediately available United States funds, to the Sellers, for the Purchased

Securities, the Purchase Price less the Indemnity Escrow Amount less the Adjustment Escrow Amount, pursuant to the payment schedule set forth on Schedule 3.1.

3.2                               Payments to Escrow Agent.  At the Closing, upon the terms and conditions of this Agreement, the Buyer shall pay by wire transfer of immediately available United States funds, to the Escrow Agent, on behalf of the Sellers, an amount equal to the Indemnity Escrow Amount and an amount equal to the Adjustment Escrow Amount to the respective accounts set forth on Schedule 3.2.

3.3                               Debt Pay Off.  At the Closing, upon the terms and conditions of this Agreement, the Buyer shall pay by wire transfer of immediately available United States funds, the Debt Payoff Amounts, on behalf of the Company, to the respective accounts set forth on Schedule 3.3.

3.4                               Purchase Price Adjustment.

(a)                                 Estimated Statements.  Schedule 3.4(a)(i) contains a written statement, together with reasonable supporting documents, reflecting the Company’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”) prepared utilizing the accounting principles, methods, procedures and practices used to prepare the sample statement for 10/31/2014 included on Schedule 3.4(a)(ii).  Prior to the Closing, the Company shall provide its good faith estimate of Closing Cash (the “Estimated Closing Cash”).  The Estimated Closing Cash and the Estimated Closing Working Capital shall be binding on the parties hereto for purposes of determining the Purchase Price.

(b)                                 Closing Statements.  As promptly as practicable, but no later than 60 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller Representative a statement setting forth the Closing Cash and Closing Working Capital prepared utilizing the accounting principles, methods, procedures and practices used to prepare Schedule 3.4(a)(i) and underlying documentation supporting the Buyer’s calculation of the Closing Cash and the Closing Working Capital.

(c)                                  Access to Records.  During the 30 day period following delivery of the statement setting forth the Closing Cash and the Closing Working Capital to the Seller Representative, the Seller Representative and its advisors shall have the right to reasonable access to the Company’s books and records, appropriate staff members and such other information as the Seller Representative shall reasonably request in order to review the Closing Cash and the Closing Working Capital.

(d)                                 Notice of Disagreement.  The statement setting forth the Closing Cash and the Closing Working Capital delivered by the Buyer to the Seller Representative shall be conclusive and binding on all parties unless the Seller Representative, within 30 days after delivery of that statement setting forth the Closing

Cash and the Closing Working Capital, delivers a notice to the Buyer stating that the Seller Representative disagrees with such calculations and specifying in reasonable detail those items or amounts as to which the Seller Representative disagrees and the basis therefor.

(e)                                  Dispute Resolution.  If a notice of disagreement is duly delivered pursuant to Section 3.4(d), the Seller Representative and the Buyer shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Cash and/or the Closing Working Capital.  If during such period, the Seller Representative and the Buyer are unable to reach such agreement, they shall promptly thereafter cause the Independent Accountant to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Cash or Closing Working Capital, as applicable.

(f)                                   Independent Accountant’s Engagement.  Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter.

(g)                                  Cooperation with Independent Accountant.  The Buyer and the Seller Representative shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant.

(h)                                 Independent Accountant’s Report.  In making any such calculation(s), the Independent Accountant shall consider only those items or amounts in the Closing Cash and Closing Working Capital as to which the Seller Representative has disagreed in its notice of disagreement duly delivered pursuant to Section 3.4(d).  The Independent Accountant shall deliver to the Seller Representative and the Buyer, as promptly as practicable (but in any case no later than 30 days from the date of engagement), a report setting forth such calculation.  Such report shall be final and binding upon the Sellers and the Buyer, shall be deemed a final arbitration award that is binding on the Buyer and the Sellers, and neither the Buyer nor any Sellers shall seek further recourse in courts or other tribunals, other than to enforce such report.

(i)                                     Cost of Review.  The Independent Accountant shall determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the items in dispute as originally submitted to Independent Accountant.  For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Sellers’ position, 60% of the costs of its review would be borne by the Buyer and 40% of the costs would be borne by the Sellers.

(j)                                    Positive Final Adjustment.  If the Final Adjustment is a positive number, the Buyer shall pay to the Sellers an amount equal to the Final Adjustment by wire transfer of immediately available United States funds within 3 Business Days of the determination of such Final Adjustment.

(k)                                 Negative Final Adjustment.  If the Final Adjustment is a negative number, the Sellers shall pay to the Company an amount equal to the absolute value of the Final Adjustment by wire transfer of immediately available United States funds within 3 Business Days of the determination of such Final Adjustment.

(l)                                     Adjustment Escrow.  On the Closing Date, the Buyer shall pay to the Escrow Agent, in immediately available funds, an amount equal to $1,000,000 (the “Adjustment Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement.  Any payment the Sellers are obligated to make to the Company pursuant to Section 3.4(k) shall: (i) first be paid by release of funds to the Company from the Adjustment Escrow Amount by the Escrow Agent within 5 Business Days after the date of notice of any sums due and owing is given to the Seller Representative (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the Buyer and shall accordingly reduce the Adjustment Escrow Amount; and (ii) second, to the extent the Adjustment Escrow Amount is insufficient to pay any remaining sums due, then, in the Company’s sole discretion, either (A) any remaining sums due shall be paid from the Indemnity Escrow Amount; or (B) the Sellers shall, severally and not jointly, be required to pay their respective Pro-rata Portion of any remaining sums due to the Company by wire transfer of immediately available funds within 5 Business Days after the date of such determination.

(m)                             Release of Escrow.  Within 5 days following: (i) the payment of the Final Adjustment; or (ii) a final determination of the Closing Cash and Closing Working Capital pursuant to this Section 3.4 determining that no Final Adjustment shall be paid, the Escrow Agent shall release the Adjustment Escrow Amount (to the extent not utilized to pay the Company for any Final Adjustment) to the Sellers.

(n)                                 Conflict Waiver.  The Buyer acknowledges and waives any actual or potential conflict of Company staff members assisting the Seller Representative and its advisors as described in this Section 3.4 and shall not, and shall cause the Company to not, prevent such access by the Seller Representative.

3.5                               Purchase Price Allocation.

(a)                                 Tax Allocation among Purchased Securities.  For all U.S. federal income tax purposes, the Sellers and the Buyer agree (a) to allocate the Purchase Price  to the Blocker Corp Shares of each Blocker Corp based on the Purchase Price payable to each Blocker Corp Seller as set forth on Schedule 3.1, and to allocate the excess of the Purchase Price over the amount allocated to the Blocker Corp Shares to the Company Units and (b) to treat any liabilities of the Company and all other items properly includible in the amount realized by the Sellers on the sale of the Purchased Securities for U.S. federal income tax purposes, the Final Adjustment and any payments pursuant to any indemnification obligation, as an adjustment to the purchase price of the Purchased Securities to which the liability, Final Adjustment or indemnification payment relates.

(b)                                 Tax Allocation of Purchase Price among Certain Company Assets. The parties agree to negotiate in good faith after the Closing to agree on the identity and the fair market value of the Company’s assets that are described in Section 751(a) of the Code. No later than ninety (90) days after the Closing the Buyer shall prepare and deliver to the Seller Representative an allocation schedule (the “Allocation Schedule”) that allocates among all of the Company’s assets (in reasonable detail) the portion of the purchase price of the Company Units (consistent with Section 3.5(a) and otherwise as determined for U.S. federal income tax purposes) that the Buyer has reasonably determined is allocable to the assets of the Company.  If the Seller Representative disagrees with the Buyer’s Allocation Schedule, the Seller Representative may, within thirty (30) days after the Buyer’s delivery of such statement, deliver a notice to the Seller Representative of disagreement with the Allocation Schedule, which shall identify the items with which the Seller Representative disagrees and the Seller Representative’s proposed revisions to such schedule.  The Seller Representative shall be deemed to have agreed with all other items and amounts contained in the Allocation Schedule.  If the Seller Representative fails to object in writing to the allocation set forth in the Allocation Schedule within the thirty (30) day period following Buyer’s delivery of such schedule, the parties will be deemed conclusively to have agreed to the Buyer’s Allocation Schedule, and such schedule shall be final and binding upon parties and their respective Affiliates.  If a notice a disagreement is delivered to the Buyer, either party may request that the disagreements be resolved by an independent accounting firm mutually acceptable to the parties.  If submitted for resolution by such accounting firm, the Seller Representative and Buyer shall promptly direct the such firm to make a final determination of the items included in the Allocation Schedule that are in dispute, and the parties shall be bound by such resolution.  The costs of the accounting firm’s determination will be borne by the party requesting that such determination be made.  For all income Tax purposes (including but not limited to the filing of Tax Returns) the Sellers and the Buyer shall be bound by the Allocation Schedule as finally agreed or determined under this Section 3.5(b) (as modified from time to time to reflect any subsequent adjustment to the Purchase Price).

3.6                               Deferred Payment Seller.

(a)                                 At the Closing, Buyer will reduce the Purchase Price otherwise payable pursuant to Section 3.1 to Herman Itzkowitz (the “Deferred Payment Employee”) in respect of his Purchased Securities by an amount equal to one million dollars ($1,000,000) (the “Deferred Payment Amount”), and will issue in lieu of the

Deferred Payment Amount a purchase money note (the “Deferred Payment Note”) in the form attached hereto as EXHIBIT C.  If the Deferred Payment Employee remains an employee with Buyer, an Affiliate of Buyer, or an entity to which Buyer assigns or transfers the Deferred Payment Employee’s employment (as applicable, a “Buyer Employer”) at all times between the Closing Date and the first anniversary thereof, then pursuant to the Deferred Payment Note one-half (1/2) of the Deferred Payment Amount will be paid to the Deferred Payment Employee within ten (10) Business Days following such first anniversary date (plus accrued interest).  If the Deferred Payment Employee remains an employee with a Buyer Employer at all times between the Closing Date and the second anniversary thereof, then pursuant to the Deferred Payment Note the remaining one-half (1/2) of the Deferred Payment Amount (plus accrued interest) will be paid to the Deferred Payment Employee within ten (10) Business Days following such second anniversary date.  In the event the Deferred Payment Employee ceases to be an employee of a Buyer Employer for any reason at any time prior to the second anniversary of the Closing Date, then the Deferred Payment Employee will forfeit the Deferred Payment Note and any portion of the Deferred Payment Amount not yet paid to the Deferred Payment Employee.

(b)           Notwithstanding the foregoing, if the Deferred Payment Employee ceases to be an employee with a Buyer Employer prior to the second anniversary of the Closing Date due to the Deferred Payment Employee’s employment being terminated by such Buyer Employer without Cause (as defined below), then pursuant to the Deferred Payment Note the entire portion of the Deferred Payment Amount that has not been paid to the Deferred Payment Employee prior to such termination will be paid to the Deferred Payment Employee, provided that within sixty (60) days after such termination the Deferred Payment Employee (i) executes and delivers to Buyer a release of claims in the form then used by Buyer for standard employee releases (such form, the “Release”) and (ii) lets such release become irrevocable, in which case such payment will be made within fourteen (14) days after the date on which the Release becomes irrevocable.  To the extent that the Deferred Payment Amount is subject to Section 409A of the Code and the Deferred Payment Employee is a “specified employee” as defined in Section 409A of the Code, such payment will be deferred until the earliest of (A) the expiration of the six (6) month period measured from the date of the Deferred Payment Employee’s termination of employment, (B) the date of the Deferred Payment Employee’s death following such termination of employment, and (C) the earliest date that such payment could be made without subjecting the payment to the additional tax and interest imposed by Section 409A of the Code; provided, however, that such deferral will only be effected to the extent required to avoid adverse tax treatment to the Deferred Payment Employee.  Upon expiration of the applicable deferral period, any payments which would otherwise have been made during that period will be paid to the Deferred Payment Employee (or the Deferred Payment Employee’s estate, in the case of a termination by reason of death) in one lump sum.  For purposes of the Deferred Payment Note, termination of the Deferred Payment Employee’s employment will be deemed to have occurred only if such termination is a “separation from service” within the meaning of Treasury Regulation1.409A-1(h).  Additionally, for purposes of the Deferred Payment Note, “Cause” means, with respect to the termination of the Deferred Payment Employee’s employment by a Buyer Employer, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Deferred Payment Employee and such Buyer Employer, or in the absence of such then-effective written agreement and definition, is based on, in the determination of such Buyer Employer, the Deferred Payment Employee’s: (A) performance of any act or failure to perform any act in bad faith and to the detriment of such Buyer Employer or an Affiliate of such Buyer Employer; (B) dishonesty, intentional misconduct or material breach of any agreement with such Buyer Employer or an Affiliate of such Buyer Employer; or (C) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any Person.

(c)           For all Tax purposes, the Buyer agrees (i) that it shall report (or cause to be reported) all payments made under this Section 3.6 as Buyer reports (or causes to be reported) all other payments described in Section 3.1 of this Agreement and consideration paid pursuant to Section 3.1 for Company Units and (ii) the payments made under this Section 3.6 shall be made without deduction or withholding of Tax.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure schedule delivered to the Buyer prior to the execution of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing, that:

4.1          Organization and Good Standing.  The Company is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  The Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

4.2          Authorization of Agreement.  The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement and to be executed by the Company in connection with the consummation of the Transaction (the “Company Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transaction.  The execution and delivery of this Agreement by the Company and the Company Documents and the consummation by the Company of the Transaction have been duly authorized by the Board of Managers of the Company, and no other limited liability company action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Transaction.  This Agreement has been, and each of the Company Documents shall be, at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3          Conflicts; Consents of Third Parties.

(a)           Conflicts.  None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transaction, or compliance by the Company with any of the provisions hereof or thereof shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, or acceleration of any obligation or give rise to loss of a benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens, other than Permitted Exceptions, upon any of the properties or assets of the Company or any Subsidiary under, any provision of: (i) the certificate of formation or limited liability company agreement of the Company or the Subsidiaries; (ii) any Contract or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any of the Subsidiaries are bound, other than such conflicts, violations, defaults, terminations or cancellations that would not be reasonably expected to have a Material Adverse Effect; (iii) any Order applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any Subsidiary are bound; or (iv) any applicable Law.

(b)           Third-Party Consents.  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body, is required, nor is any material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any other Person required, on the part of the Company or the Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation by the Company of the Transaction, except for compliance with the applicable requirements of the HSR Act.

4.4          Capitalization.

(a)           Authorized and Outstanding Units.  The Company is authorized to issue 722,000 Company Units.  The class and ownership of each of the outstanding Company Units: (i) as of the date hereof, is as set forth on Schedule 4.4(a)(i); and (ii) as of the Closing, shall be as set forth on Schedule 4.4(a)(ii).  The Purchased Securities represent, in the aggregate, on a direct and indirect basis, 100% of the outstanding equity of the Company.  All of the outstanding Company Units were duly authorized for issuance and are validly issued and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

(b)           Issuance and Disposition of Units.  There is no existing option, warrant, call, right or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any membership interest or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interest or other equity securities of the Company.  Except for the Company Documents, the Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any membership interest or other equity securities of the Company.  There are no obligations, contingent or otherwise, of the Company or any Subsidiary to (i) repurchase, redeem or otherwise acquire any Company Units or other equity interests of any Subsidiary, or (ii) make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of the Subsidiaries.  There are no bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote (or, convertible into, or exchangeable for, securities having the right to vote) on any matters on which equity holders of the Company or the Subsidiaries may vote.

(c)           Subsidiaries.

(i)            Existence.  The name, entity type and jurisdiction of each Subsidiary is as set forth on Schedule 4.4(c).  Each Subsidiary is validly existing and in good standing under the laws of its applicable jurisdiction.  Each Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each

Subsidiary is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(ii)           Capitalization of the Subsidiaries.  The authorized, issued and outstanding equity securities of each of the Subsidiaries and the ownership of such equity securities is as set forth on Schedule 4.4(c).  The outstanding capital stock or other equity interests of each Subsidiary are validly issued, fully paid and non-assessable (to the extent applicable to such entity type) and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  All such capital stock or other equity interests represented as being owned by the Company or any of the Subsidiaries are owned by them free and clear of any and all Liens, other than statutory liens in respect of current Taxes.  No shares of capital stock are held by any Subsidiary as treasury stock.

(iii)          Issuance and Disposition of Equity of the Subsidiaries.  There is no existing option, warrant, call, right or Contract of any character to which any Subsidiary is a party requiring, and there are no securities of any Subsidiary outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity interest of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for any equity interest of any Subsidiary.  No Subsidiary is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of its equity interests.  The Company does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Subsidiaries.  Except as set forth on Schedule 4.4(c), there are no restrictions on the ability of the Subsidiaries to make distributions of cash to their respective equity holders.

4.5          Corporate Records.  The Company and each of the Subsidiaries has made available to the Buyer true, correct and complete copies of the certificates of formation, certificate of incorporation and limited liability company agreements or comparable organizational documents of the Company and each of the Subsidiaries in each case as amended and in effect on the date hereof, including all amendments thereto.

4.6          Financial Statements.

(a)           Financial Statements.  The Company has made available to the Buyer copies of (i) the audited consolidated balance sheets of the Company and the

Subsidiaries as at December 31, 2011, December 31, 2012 and December 31, 2013 and the related audited consolidated statements of income and of cash flows of the Company and the Subsidiaries for the time periods then ended; and (ii) the unaudited balance sheet (the “Balance Sheet”) of the Company and the Subsidiaries as at October 31, 2014 and the related consolidated statements of income and cash flows of the Company and the Subsidiaries for the ten-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto are referred to herein collectively as the “Financial Statements”).  Except as set forth in the notes thereto, each of the Financial Statements has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented (subject, with respect to the Financial Statement described in clause (ii) above only, to normal recurring year-end adjustments and footnotes in the unaudited statements, the effects of which will not, individually or in the aggregate, be material) and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein.

(b)           Books and Records.  All books and records and other financial records of the Company and the Subsidiaries, including required records with respect to Taxes, are accurate, complete and maintained in accordance with reasonable business practices.

(c)           Indebtedness.  Schedule 4.6 provides an accurate and complete list as of the date hereof of all Indebtedness for borrowed money of the Company and the Subsidiaries.

4.7          Liabilities.

(a)           No Undisclosed Liabilities.  Neither the Company nor any Subsidiary has any Liabilities required under GAAP to be reflected on a balance sheet or the notes thereto other than those:  (i) specifically reflected on and reserved against in the Balance Sheet or otherwise disclosed in the Financial Statements and notes thereto; (ii) incurred in the Ordinary Course of Business since December 31, 2013; and (iii) that would not be material to the Company and the Subsidiaries taken as a whole.

(b)           No Liabilities under Acquisition Agreement.  Neither the Company nor any Subsidiary has any Liabilities arising: (i) under the Securities Purchase Agreement, dated as of June 30, 2011, by and between the Sellers, Solid State Equipment Corporation, the Company and the Stockholders party thereto (the “2011 Agreement”); or (ii) in connection with the transactions contemplated thereby.  To the Knowledge of the Company, there is no basis for any claim for indemnification by the Company and the Sellers against Solid State Equipment Corporation and the Stockholders party thereto under the 2011 Agreement, by reason of any breach of representations, warranties or covenants under such agreement.

4.8          Absence of Certain Developments.  Except as expressly contemplated by this Agreement, since December 31, 2013: (i) the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business; (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (iii) except in connection with the Transaction, neither the Company nor any Subsidiary has: (x) taken (or are legally bound to take) any action that would, if such action had occurred after the date hereof, be prohibited without the prior written consent of the Buyer by Section 8.2; or (y) omitted to take any action that would, if such action had occurred after the date hereof, be required by Section 8.2, unless waived in writing by the Buyer.

4.9          Taxes.

(a)           Each of the Company and the Subsidiaries has timely filed (taking into account any permitted extensions of time in which to file) all federal income Tax Returns and other material Tax Returns required to have been filed by the Company or the Subsidiaries and all such Tax Returns are correct and complete in all material respects.  Neither the Company nor any Subsidiary has requested or been granted any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)           All material Taxes required to have been paid by the Company or the Subsidiaries have been paid by the Company or the Subsidiaries.  The Company and the Subsidiaries do not have any material Liabilities for Taxes not yet required to have been paid that were not incurred in the Ordinary Course of Business since the Balance Sheet Date.

(c)           All material amounts of Taxes required to be withheld or collected in respect of employees by the Company or the Subsidiaries have been withheld or collected and to the extent required, have been paid to the proper Taxing Authority.

(d)           There is no audit or other Legal Proceeding presently pending or threatened in writing (or to the Knowledge of the Company, threatened in an unwritten communication) with regard to any Tax Liability or Tax Return of the Company or any Subsidiary other than proceedings relating to Tax Liabilities that the Company or a Subsidiary is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in the Balance Sheet.  Neither the Company, any Subsidiary, nor any authorized Person on their behalf has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company or any Subsidiary may be held liable.  There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company or any Subsidiary, or receive information relating to the Company or any Subsidiary, with respect to any Tax matter (other than authorizations to contact Tax Return preparers included in Tax Returns).

(e)           Schedule 4.9(e) identifies by type of Tax and jurisdiction, all income Tax Returns that the Company and any Subsidiary has filed or will be required to file with respect to its activities and ownership of assets for taxable periods including any date after June 30, 2011 through the date hereof, or pursuant to obligations under the 2011 Agreement. Neither the Company nor any Subsidiary has commenced activities since January 1, 2014 that would require it to file a Tax Return in any jurisdiction of a type that it had not filed in such jurisdiction for the immediately preceding taxable period for such type of Tax.  All Tax Returns and related documents and records made available by the Company to Buyer in the electronic data room or upon specific request were true, correct and complete copies of such documents and records.

(f)            The Company has been properly treated as a partnership has for federal income Tax purposes, and has never made any election effective in any taxing jurisdiction to be treated as a corporation for federal income tax purposes.  Except as set forth on Schedule 4.9(f), each Subsidiary has been properly treated for federal income tax purposes as an entity disregarded as separate from the Company at all times since the date of its formation.  Except as specified in the preceding sentence, since January 1, 2011, neither the Company nor or any Subsidiary (i) has been a party to any joint venture, partnership or other agreement or arrangement which is treated (or required to be treated) as a partnership for federal income Tax purposes, (ii) owned any interest in an entity that, during such ownership, either was treated or required to be treated as an entity disregarded as separate from its owner for federal income Tax purposes, or (iii) was an entity as to which an election pursuant to Treasury Regulation Section 301.7701-3 has been made.

(g)           Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing, other than agreements entered into in the Ordinary Course of Business that are not primarily related to Taxes and in which the inclusion of Tax-related obligations is consistent with normal commercial practices in such contracts.

(h)           No assets (or a portion of the basis in assets) held by the Company immediately after the consummation of the transactions effected pursuant to the 2011 Agreement are assets that were excluded from “amortizable section 197 intangibles” by Section 197(f)(9) of the Code by reason of the transactions effected pursuant to the 2011 Agreement.

(i)            The representations and warranties contained within this Section 4.9 cannot be relied upon with respect to Tax liabilities arising in any taxable period other than a Pre-Closing Tax Period; provided that the forgoing shall not apply to foreclose claims for Damages from breaches of:

(i)            the last two sentences of Section 4.9(d),

(ii)           the second sentence of Section 4.9(e) insofar as it applies to Straddle Periods for which a Buyer Prepared Return is required to be filed,

(iii)          the third sentence of Section 4.9(e) to the extent that any omitted information affects Tax obligations of the Company or its Subsidiaries for any taxable period ending after the Closing Date and such omission was reasonably not discovered or known to Buyer,

(iv)          Section 4.9(f),

(v)           Section 4.9(g) as to any obligations of the Company or any Subsidiary under any agreement described in Section 4.9(g), and

(vi)          subject to Section 12.1(d)(vi), Section 4.9(h).

4.10        Real and Personal Property.

(a)           No Owned Real Property.  Neither the Company nor the Subsidiaries owns any real property or interests in real property (including easements thereto).

(b)           Leases.  Schedule 4.10(b) sets forth a complete list of all real property and interests in real property leased by the Company and the Subsidiaries involving annual payments in excess of $50,000 (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto).  The Real Property Leases constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and the Subsidiaries and which are necessary for the continued operation of the business of the Company and the Subsidiaries as the business is currently conducted.  The Company has made available to Buyer true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(c)           Enforceability of Leases.  Each Real Property Lease is a legal, valid, binding and enforceable obligation of the Company or a Subsidiary, as applicable, and is in full force and effect, free and clear of all Liens other than Permitted Exceptions.

Neither the Company nor any Subsidiary is in default under any Real Property Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default.  Neither the Company nor any Subsidiary has received or given any written (or, to the Knowledge of the Company, oral) notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any Subsidiary under any of the Real Property Leases.  Neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, has any party to any Real Property Lease exercised any termination rights with respect thereto and, to the Knowledge of the Company, no other party is in default thereof.

(d)           Tangible Personal Property. Schedule 4.10(d) sets forth all leases of personal property by the Company or any Subsidiary used in the business of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party involving annual payments in excess of $50,000 (“Personal Property Leases”).  Each Personal Property Lease is a legal, valid, binding and enforceable obligation of the Company or a Subsidiary, as applicable, and is in full force and effect, free and clear of all Liens other than Permitted Exceptions.  Neither the Company nor any Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company or any Subsidiary under any of the Personal Property Leases.

4.11        Intellectual Property.

(a)           Schedule of Intellectual Property.  Schedule 4.11(a)(i) sets forth a complete and accurate list of: (A) all patents, registered trademarks, registered copyrights, Internet domain names, other registered Intellectual Property and pending applications for registration of any of the foregoing, in each case owned, used or held for use by the Company or any Subsidiary; and (B) each material unregistered trademark, service mark and copyright owned by the Company or any Subsidiary in connection with its business. Except as disclosed in Schedule 4.11(a)(ii), the Company and the Subsidiaries own all right, title and interest in and to all Intellectual Property required to be set forth on Schedule 4.11(a)(i). All such Intellectual Property is subsisting and in good standing, and is, to the Knowledge of the Company, valid and enforceable and subsisting, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect.  No registration, maintenance, renewal or other related filings are required in the ninety (90) days following the date hereof.  Except as set forth on Schedule 4.11(b), the Company and the Subsidiaries own all right, title and interest in and to, or have valid and continuing rights to use, sell and license, all

Intellectual Property used in the conduct of the business and operations of the Company and the Subsidiaries as presently conducted and as currently proposed to be conducted, free and clear of all Liens, other than Permitted Exceptions, or obligations to others.  All Intellectual Property jointly owned by the Company and the Subsidiaries and a third party is described in Schedule 4.11(b).

(b)                                 No Infringement. To the Knowledge of the Company, the business and operations of the Company and the Subsidiaries and their products and services and the design, development, manufacturing, reproduction, use, marketing, sale, distribution, maintenance and modification of any of the foregoing as presently and previously performed and as currently contemplated to be performed has not and does not infringe upon, misappropriate or otherwise violate any Intellectual Property rights of any third party.

(c)                                  Trade Secrets and Confidentiality.  The Company and the Subsidiaries have taken necessary security measures to protect and enforce the secrecy, confidentiality and value of all trade secrets owned by the Company or any Subsidiary that are material to their businesses as currently conducted and as proposed to be conducted.  To the Knowledge of the Company, no trade secrets or other confidential information owned by the Company or any Subsidiary that is material to their businesses as currently conducted and as proposed to be conducted have been disclosed or authorized to be disclosed by the Company or any Subsidiary to any of their Employees or consultants, contractors or other third Persons other than pursuant to a written non-disclosure or confidentiality agreement. To the Knowledge of the Company, no Employee, consultant or independent contractor of the Company or any Subsidiary is in default or breach of any material term of any non-disclosure or confidentiality agreement, covenant or obligation described in this Section 4.11(d).

(d)                                 Assignment of Inventions; Development.  None of the materialIntellectual Property owned or purportedly owned by the Company or any Subsidiary was (i) developed by a consultant, contractor or person other than an Employee, or (ii) developed by, with or using any facilities or resources of, educational institutions or under any agreements or arrangements with any Governmental Body.

(e)                                  No Unauthorized Use.  To the Knowledge of the Company there has been and is no unauthorized use, disclosure, infringement, violation or misappropriation by any third party of any Intellectual Property owned by the Company or any Subsidiary. No claims have been made against a Person for infringing, violating or misappropriating any Intellectual Property owned by the Company or any Subsidiary.

(f)                                   No Challenges. Neither the Company nor any Subsidiary has been or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings which involve a claim or demand of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company or any Subsidiary or challenging the ownership, use, right to exploit, validity or enforceability of any Intellectual Property, nor has any claim or demand been made by any third party that alleges any unfair competition or trade practices by the Company or any Subsidiary of any Intellectual Property of any third party, nor is the Company aware of any basis for any such claim or demand.

(g)                                  Licenses.

(i)                                     Licenses.  Except with respect to inbound licenses of commercial off-the-shelf Software available on reasonable terms and for a license fee of no more than $15,000 annually, Schedule 4.11(g)(i) sets forth any Contract which contains: (A) any grant or license by the Company or any Subsidiary to another Person of any right or access relating to or under the Company’s or any Subsidiaries’ Intellectual Property; and (B) any grant or license by another Person to the Company or any Subsidiary of any right or access relating to or under any third Person’s Intellectual Property.  Schedule 4.11(g)(i) also lists all third-party Software currently or since January 1, 2010 provided to customers as part of or in connection with the sale or license of the Company’s products.  Such list shall include the name of the third party and the type of license under which such Software is licensed to the Company.  Each of the Contracts, licenses or other agreements set forth on Schedule 4.11(g)(i) is in full force and effect and is the legal, valid and binding obligation of the Company or a Subsidiary, as applicable, enforceable against the Company or such Subsidiary in accordance with its terms; the Company is not in default under any such Contract, license or other agreement, nor, to the Knowledge of the Company, is any other party in default thereunder; and no party to any such Contract, license or other agreement has exercised, or to the Knowledge of the Company plans to exercise, any termination rights with respect thereto.

(ii)                                  Obligations.  Except as identified on Schedule 4.11(g)(ii), neither the Company nor any Subsidiary (A) has agreed (other than in agreements with customers in the Ordinary Course of Business) to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights, (B) is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person, (C) has obligated itself to make available to third Persons the source code for any proprietary Software owned by the Company or any Subsidiary pursuant to an escrow agreement, an open source license or otherwise, or (D) has licensed or sold any products or services to any Governmental Body.

(h)                                 No Grant to Third Parties; Continuity of Rights.  Neither the execution of this Agreement, the consummation of the Transaction, nor the conduct of the business and operations of the Company and the Subsidiaries as presently conducted and as currently proposed to be conducted will result in the Company or any Subsidiary granting to any third party any right to any Intellectual Property owned by, or licensed to, the Company and the Subsidiaries.  Following the Closing, (i) the Company and the Subsidiaries will have the right to exercise all of their current rights under agreements (including, without limitation, software licenses) granting rights to the Company or any Subsidiary with respect to Intellectual Property of a third party to the same extent and in the same manner they would have been able to had the Transaction not occurred, and (ii) all Intellectual Property currently owned exclusively by the Company and the Subsidiaries will continue to be owned exclusively by the Company and the Subsidiaries.

(i)                                     IT Systems.  The information technology systems of the Company and the Subsidiaries, including the relevant Software and hardware, are adequate for the business as presently conducted.  The information technology systems of the Company and the Subsidiaries have not suffered any material failure within the past two years.

(j)                                    Security Breaches.  To the Knowledge of the Company, the Company and the Subsidiaries have not suffered any security breaches within the past two years that have resulted in a third party obtaining access to any of the Company’s networks, servers or databases, or to confidential or personal information of the Company, the Subsidiaries or any of their Employees, customers or suppliers.  The Company and each Subsidiary have complied with all applicable contractual and legal requirements pertaining to information privacy and security.

4.12                        Material Contracts.

(a)                                 Schedule of Material Contracts.  Schedule 4.12 sets forth all of the following Contracts to which the Company or any Subsidiary is a party or by which any of them or their respective assets of properties are bound (collectively, the “Material Contracts”):

(i)                                     Service Providers.  Contracts with any equityholder of the Company, or Affiliate thereof, or current or former director or officer of any Seller, the Company or any Subsidiary or Affiliate thereof having annual base salary and target annual bonus exceeding $100,000;

(ii)                                  Sale.  Contracts for the sale of any of the assets of the Company or any Subsidiary (other than sales of inventory in the Ordinary Course of Business) within the last 2 years for consideration in excess of $200,000;

(iii)                               Acquisition.  Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of the Subsidiaries of any operating business or material assets or the capital stock of any other Person other than supplies and inventory in the Ordinary Course of Business;

(iv)                              Joint Ventures.  Contracts for joint ventures, strategic alliances, partnerships or sharing of profits;

(v)                                 Non-competes.  Contracts containing covenants of the Company or any of the Subsidiaries not to compete in any line of business or with any Person in any geographical area or in any line of business or not to solicit or hire any person with respect to employment;

(vi)                              Indebtedness.  Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien, other than a Permitted Exception, on any of the assets of the Company or any Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements, in each case involving amounts in excess of $250,000;

(vii)                           Requirements Contracts.  Contracts obligating the Company or any of the Subsidiaries to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(viii)                        Advances.  Contracts under which the Company or any of the Subsidiaries has made advances or loans to any other Person other than advances to Employees in the Ordinary Course of Business;

(ix)                              Severance Agreements.  Contracts providing for severance, retention, change in control or other similar payments of more than $25,000 to any Employee;

(x)                                 Independent Contractor Agreements. Contracts with independent contractors or consultants that are not cancelable without more than 30 days’ notice or without severance pay or other penalty that could obligate the Company to pay more than $100,000;

(xi)                              Guaranty.  outstanding Contracts of guaranty or surety by the Company or any of the Subsidiaries; and

(xii)                           Expenditures.  Contracts which involve the expenditure of more than $100,000 in any fiscal year or $250,000 in the aggregate during the term thereof that are not terminable by the Company or the applicable Subsidiary without penalty on notice of 180 days or less.

(b)                                 Validity; No Breach.  Each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary that is a party thereto and, to the Knowledge of the Company, on each counterparty thereto and is in full force and effect, and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or adverse change in rights thereunder.  Neither the Company nor any Subsidiary, nor to the Knowledge of the Company, any other party thereto, is in material breach of, or in material default under, any such Material Contract, and no event has occurred within the last 12 months that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any Subsidiary, or, to the Knowledge of the Company, any other party thereto.  The Company has not, and, to the Knowledge of the Company, no other party to any of the Material Contracts has, exercised any termination rights with respect thereto, or given written notice of any significant dispute with respect to any Material Contract.  The Company has made available to the Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.13                        Customers and Suppliers.

(a)                                 Schedule of Customers and Suppliers. Schedule 4.13 sets forth a list of the 10 largest of the customers and the 20 largest suppliers of the Company and the Subsidiaries (taken as a whole) (as measured by the dollar amount of purchases thereby or therefrom, during each of: (i) the fiscal year ended December 31, 2013 and 2012; and (ii) the 9-month period ending on September 30, 2014), showing the approximate total sales by the Company and the Subsidiaries to each such customer during such periods and the approximate total purchases by the Company and the Subsidiaries from each such supplier, during such periods.

(b)                                 Cancellations.  To the Knowledge of the Company, since the Balance Sheet Date, no customer listed on Schedule 4.13 has cancelled or materially reduced any existing order or materially and adversely changed the pricing or other terms of any existing order with the Company or any of the Subsidiaries and, no customer listed on Schedule 4.13 has notified the Company or the Subsidiaries that it intends to cancel or materially reduce any existing order or materially and adversely change the pricing or other terms of any existing order with the Company or any of the Subsidiaries.

4.14                        Employee Benefit Plans.

(a)                                 Company Benefit Plans.  Schedule 4.14 sets forth a correct and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other plan, program or agreement that provides for employment, bonuses, incentive compensation, equity or equity-based compensation, deferred compensation, change in control pay or benefits, severance pay, stock purchase, sick leave, salary continuation, vacation pay, holiday pay, hospitalization, medical insurance, prescription drug, disability insurance, life insurance, profit sharing, pension or retirement, transportation, employee loan, educational assistance, company car, country/city club, health club, child care, paid study leave, other fringe, or welfare benefit or tax gross up or similar benefits, in each case to which the Company or any Subsidiary has any obligation or liability, contingent or otherwise, for any current or former employee, director or other service provider of the Company or any Subsidiary (each, an “Employee”) or the dependent or beneficiary of any of them and, in each case, excluding any governmental plan, program or arrangement (each, a “Company Benefit Plan”). The Company has provided to Buyer, to the extent applicable with respect to each Company Benefit Plan (other than employment agreements that are not Material Contracts and that do not materially depart from the Company’s form of employment agreement), correct and complete copies of: (i) the annual report (if required under ERISA) for the last three (3) years (including all schedules and attachments); (ii) a copy of the most recent summary plan description, together with each summary of material modification required under ERISA with respect thereto; (iii) each such written Company Benefit Plan (including all amendments not incorporated into the documentation for each such plan); (iv) all trust agreements, insurance contracts, and similar instruments with respect to each such funded or insured Company Benefit Plan; (v) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years; and (vi) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investments.

(b)                                 Title IV Plans.  None of the Company Benefit Plans is: (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA),  or (iv) a “multiemployer plan”, as defined in Section 3(7) of ERISA, and none of the Company or any Subsidiary has or will have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under any “multiemployer plan”, as defined in Section 3(7) of ERISA, or plan subject to Title IV of ERISA, after the consummation of the transactions contemplated by the Agreement by reason of having been a member of a group under common control or treated as a single employer under Section 414(b), (c), (m), or (o) of the Code before the consummation of such transactions..

(c)                                  Maintenance of Company Benefit Plans and Compliance with Laws.  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has received and is entitled to rely upon a favorable determination letter or opinion letter from the IRS with respect to such Company Benefit Plan as to its qualified status under the Code, and, except as scheduled, to the knowledge of the Company, nothing has occurred that could reasonably expected to adversely affect such determination or opinion. Except as scheduled, each Company Benefit Plan has been maintained and administered, (i) in accordance with its terms and (ii) in compliance with all applicable provisions of ERISA, the Code and other Laws.

(d)                                 Pending Claims.  Except as scheduled, there are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Benefit Plans, the assets of any trusts under such plans or the plan sponsor or the plan administrator of the Company Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor, to the Knowledge of the Company, are there facts which could reasonably be expected to form the basis for any such claim or lawsuit.

(e)                                  Effect of Agreement and Transaction.  Except as contemplated by this Agreement, none of the execution and delivery by the Company of this Agreement or the Company Documents (excluding the employment agreement under Section 9.1(h)), the consummation by the Company of the Transaction, or compliance by the Company with any of the provisions hereof or thereof shall (i) result in any payment (including severance, change in control or otherwise) becoming due to any Employee under any Company Benefit Plan, (ii) increase any benefits payable under any Company Benefit Plan to any Employee or (iii) result in the acceleration of time of payment, funding or vesting of any such benefits under any Company Benefit Plan, except, in the case of the foregoing clauses (i), (ii) and (iii), for any payments or benefits for which the Sellers shall be solely liable.

(f)                                   Excise Taxes.  Disregarding the Deferred Amount and payments under the Employment Arrangements, neither the Company nor any of the Subsidiaries has become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof).  There is no written or unwritten agreement, plan, arrangement or other contract by which the Company or any of the Subsidiaries are bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code or taxes imposed by Section 409A(a)(1)(B) of the Code.

(g)                                  Health and Welfare Benefits; Actuarial Plans. None of the Company Benefit Plans provides retiree health or life insurance coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than: (i) benefits coverage required by Section 4980B of the Code, Part 6 of Title I of ERISA; (ii) medical expense reimbursement arrangements subject to Sections 105 and 125 of the Code to the extent of the balance of any individual’s account thereunder; (iii) coverage through the end of the calendar month in which an individual has terminated services with the Company or any of the Subsidiaries; or (iv) coverage during a severance pay period or other period of absence.  Except as scheduled, no Company Benefit Plan (other than a medical flexible spending account or a health savings account) provides health or medical benefits that are not fully insured through an insurance contract.  No Company Benefit Plan, whether or not intended to be qualified under Section 401(a) of the Code, provides a “defined benefit” or benefits on an actuarial basis.

(h)                                 International Plans. Each of the Company Benefit Plans that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA is separately identified and disclosed on Schedule 4.14(a) (each such Company Benefit Plan, an “International Plan”).  As regards each International Plan, (i) such International Plan is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such International  Plan is maintained, to the extent those Legal Requirements are applicable to such International  Plan, (ii) all contributions to, and material payments from, such International Plan which may have been required to be made in accordance with the terms of such International Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such International Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such International Plan, and all payments under such International Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company and each Subsidiary has materially complied with all applicable reporting and notice requirements, and such International Plan has obtained from the Governmental Entity having jurisdiction with respect to such International Plan any required determinations, if any, that such International Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such International Plan, (iv) such International Plan has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements, and (v) to the Knowledge of Company, there are no pending investigations by any governmental body involving such International Plan, and no pending claims (except for claims for benefits payable in the normal operation of such International Plan), suits or proceedings against such International  Plan or asserting any rights or claims to benefits under such International Plan, No International Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of Company.

4.15                        Accounts and Notes Receivable. Schedule 4.15 provides an accurate and complete listing by customer and account of outstanding balances and aging of all accounts receivable, notes receivable and other receivables of the Company and its Subsidiaries as of November 21, 2014.  Except as set forth in Schedule 4.15, all existing accounts receivable of the Company and the Subsidiaries (including those accounts receivable reflected on the Balance Sheet or arising since the Balance Sheet Date that have not yet been collected) and all accounts receivable to be reflected on the Closing Date Balance Sheet represent valid obligations of customers of the Company and the Subsidiaries arising from bona fide transactions entered into in the ordinary course of business.  Except as disclosed on Schedule 4.15, no Person has any encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables.

4.16                        Related Party Transactions.

(a)                                 Transactions with Affiliates.  Except as set forth on Schedule  4.16(a), no Employee, officer, manager, director or other equity holder or member of the Company or any of the Subsidiaries, and, to the Knowledge of the Company, no member of his or her immediate family or any of their respective Affiliates (“Related Persons”): (i) owes or is owed any amount to or from the Company or any of the Subsidiaries, as the case may be; (ii) is involved in any business arrangement or other relationship with the Company or any of the Subsidiaries (not inclusive of any Ordinary Course of Business employee, officer, manager or director relationships); (iii) owns any property or right that is used by the Company or any of the Subsidiaries (except any Company Units); or (iv) has any claim or cause of action against the Company or any of the Subsidiaries.

(b)                                 Conflicted Ownership.  To the Knowledge of the Company, except as set forth on Schedule 4.16(b), none of Herman Itzkowitz, Thomas Werthan, Vince Amorosi, James McDevitt, Laura Mauer or John Voltz and no member of any of their immediate families, owns any direct or indirect interest of any kind (not inclusive of any direct or indirect ownership of less than 5% of the shares of a publicly traded company) in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary.

4.17                        Labor.

(a)                                 Collective Bargaining Agreements.  Neither the Company nor any Subsidiary is a party to a collective bargaining agreement or other written agreement with a labor union or other labor organization representing any employee of the Company or any Subsidiary.

(b)                                 Strikes; Unfair Labor Practice Charges.  There are no: (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary; (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any Subsidiary before the National Labor Relations Board or any similar state or foreign agency or (iii) charges with respect to or relating to the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any similar state or foreign agency responsible for the prevention of unlawful employment practices, except, in the case of the foregoing clauses (i), (ii) and (iii), for any exceptions as would not, individually or in the aggregate, be material to the Company and the Subsidiaries, taken as a whole.

(c)                                  Compliance.  The Company and the Subsidiaries are and have been prior to the date hereof in compliance with all Laws regarding labor or collective bargaining, except for noncompliance that would not reasonably be expected to result in the Company or the Subsidiaries incurring any unbudgeted, material Liabilities.  Neither the Company nor any Subsidiary has received any written notice of or been charged with the violation of any Laws regarding labor or collective bargaining which would result in material Liability to the Company and the Subsidiaries, taken as a whole.  To the Knowledge of the Company, neither the Company nor any Subsidiary is under investigation with respect to the violation of any Laws regarding labor or collective bargaining.

(d)                                 Employees.  Schedule 4.17 sets forth a true and complete list of all employees of the Company and the Subsidiaries as of the date hereof, including current job title and compensation, for the current fiscal year.  No employee of the Company or any of the Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration.

4.18                        Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, or to which the Company or any of the Subsidiaries is otherwise a party before any Governmental Body.  Neither the Company nor any Subsidiary is subject to any Order of any Governmental Body and neither the Company nor any Subsidiary is in breach or violation of any Order.  Neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against Company or to which the Company is otherwise a party relating to this Agreement or, any Company Document or the transactions contemplated hereby or thereby.

4.19                        Compliance with Laws; Permits.

(a)                                 Compliance with Laws.  The Company and the Subsidiaries are and have been prior to the date hereof in compliance with all Laws applicable to its business, operations or assets, except for noncompliance that would not reasonably be expected to result in the Company or the Subsidiaries incurring any unbudgeted, material Liabilities.  Neither the Company nor any Subsidiary has received any written (or, to the Knowledge of the Company, oral) notice of or been charged with the material violation of any Laws.  To the Knowledge of the Company, neither the Company nor any Subsidiary is under investigation with respect to the violation of any Laws.

(b)           Permits.  Schedule 4.19(b) contains a list of all material Permits (including Environmental Permits) which are required for the operation of the business of the Company and the Subsidiaries as presently conducted.  The Company and the Subsidiaries currently possess all Permits which are required for the operation of their respective businesses as presently conducted, other than those the failure of which to possess would not be material to the operations of the Company and the Subsidiaries, taken as a whole.  Neither the Company nor any Subsidiary is in material default or violation of any term, condition or provision of any material Permit to which it is a party.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit.

4.20        Environmental Matters.  The representations and warranties contained in this Section 4.20 are the sole and exclusive representations and warranties with respect to the Company and the Subsidiaries regarding any matters arising under any Environmental Law:

(a)           Environmental Permits.  The operations of the Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”), except for noncompliance that would not reasonably be expected to result in the Company or the Subsidiaries incurring any material Liability under any Environmental Law or any Environmental Permit.

(b)           Environmental Claims.  Neither the Company nor any Subsidiary is subject to any pending, or to the Knowledge of the Company, threatened claim alleging that the Company or any Subsidiary may be in violation of or have any Liability under any Environmental Law or any Environmental Permit, except for such claims that would not reasonably be expected to result in the Company or the Subsidiaries incurring any material Liability under any Environmental Law or any Environmental Permit.

(c)           Releases of Hazardous Materials.  Except as would not reasonably be expected to result in the Company or the Subsidiaries incurring any material Liabilities, there have been no Releases of any Hazardous Materials into the environment by the Company except for Releases in compliance with all Environmental Laws and Environmental Permits.

(d)           Environmental Investigations.  To the Knowledge of the Company, there are no pending or threatened investigations of the businesses of the Company or any Subsidiary, or any currently or previously owned or leased property of the Company or any Subsidiary under Environmental Laws, which would reasonably be expected to result in the Company or any Subsidiary incurring any material Liability pursuant to any Environmental Law or any Environmental Permit.

(e)           Environmental Reports.  The Company has made available to the Buyer, prior to the execution of this Agreement, true, correct and complete copies of all material, non-privileged environmental reports, studies, investigations and audits, in its possession, custody, or reasonable control that pertain to the Leased Real Property.

4.21        Financial Advisors.  No Person, other than Cowen and Company, LLC, has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any Subsidiary in connection with the Transaction and no such Person, other than Cowen and Company, LLC, is entitled to any fee or commission or like payment from the Company or any Subsidiary in respect thereof.

4.22        Certain Payments.  To the Knowledge of the Company, none of the Company, any Subsidiary, or any director, officer, employee or other Person associated with or acting on behalf of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any Subsidiary, (ii) to pay for favorable treatment for business secured by the Company or any Subsidiary, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company or any Subsidiary that has not been recorded in the books and records of the Company and the Subsidiaries.

4.23        Insurance Policies.  The Company and the Subsidiaries have insurance policies in full force and effect in such amounts as are set forth on Schedule 4.23, which includes, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium and description of all insurance policies in force naming the Company or any Subsidiary, or any employees thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee, or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums.  No event relating to the Company or any of the Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and no written (or, to the Knowledge of the Company, oral) material threat has been made to cancel any insurance policy of the Company or any of the Subsidiaries during such period.  The Company and the Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all Contracts to which the Company or any Subsidiary is a party, except as would not be reasonably likely to have a Material Adverse Effect.

4.24        Inventories.  The inventories of the Company are in as-new, undamaged condition, and usable in the Ordinary Course of Business, in each case consistent with the Ordinary Course of Business, and the Subsidiaries set forth in the Balance Sheet were valued at cost (on a FIFO basis) and were properly stated therein in accordance with GAAP.  Reserves reflected in the Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory were calculated in accordance with GAAP.

4.25        Product  Warranty; Product Liability

(a)           Product Warranty.  To the Knowledge of the Company, the aggregate liability for replacement or repair of any products of the Company or the Subsidiaries or other damages in connection therewith or any other customer or product obligations does not exceed the amount reserved against such liability on the Balance Sheet.  Neither the Company nor any of the Subsidiaries has sold any products or delivered any services that included a warranty for a period of longer than two years from the date of delivery of such products or services.

(b)           Product Liability.  To the Knowledge of the Company, neither the Company nor any of the Subsidiaries has any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of the Subsidiaries.

4.26        Bank Accounts; Powers of Attorney.  Schedule 4.26 sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company and each Subsidiary maintains an account or safe deposit box, the names of all Persons authorized to access such accounts or deposit boxes and the names of all Persons holding powers of attorney or other similar authorizations from the Company and each of the Subsidiaries.

4.27        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV (as modified by the Disclosure Schedule), neither the Sellers, the Company, any Subsidiary nor any other Person (including any Affiliate of the Sellers, the Company or any Subsidiary)  makes any other express or implied representation or warranty with respect to the Company or any Subsidiary, and the Sellers, the Company and the Subsidiaries disclaim any other representations or warranties with respect to the Company or any Subsidiary, whether made by the Sellers, the Company, any Subsidiary or any of their respective Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Article IV (as modified by the Disclosure Schedule), the Sellers, the Company and the Subsidiaries hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer by any director, officer, employee, agent, consultant, or representative of the Company or any of its respective Affiliates).  None of the Sellers, the Company, the Subsidiaries nor any other Person (including any Affiliate of the Sellers, the Company or the Subsidiaries) makes any representations or warranties to the Buyer or its Affiliates or representatives regarding the probable success or profitability of the Company or the Subsidiaries.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.  Notwithstanding anything to the contrary herein, this Section 4.27 shall not apply to Fraud Claims.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATED TO THE BLOCKER CORPS

Except as set forth in the Disclosure Schedule, Summit Partners Private Equity Fund VII-B, L.P., with respect to SP PE VII-B SSEC Blocker Corp. only, and Summit Partners Subordinated Debt Fund IV-B, L.P., with respect to SP SD IV-B SSEC Blocker Corp. only, hereby represent and warrant to the Buyer, as of the date hereof and as of the Closing, that:

5.1          Organization and Good Standing.  Such Blocker Corp is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  Such Blocker Corp is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2          Authorization of Agreement.  Such Blocker Corp all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the Transaction (the “Blocker Corp Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transaction.  The execution and delivery of this Agreement by such Blocker Corp and the Blocker Corp Documents and the consummation by such Blocker Corp of the Transaction have been duly authorized by the Board of Directors and shareholder of such Blocker Corp, and no other corporate action on the part of such Blocker Corp is necessary to authorize the execution, delivery and performance of this Agreement and each of the Blocker Corp Documents and the consummation of the Transaction.  This Agreement has been, and each of the Blocker Corp Documents shall be, at or prior to the Closing, duly and validly executed and delivered by such Blocker Corp and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of such Blocker Corp, enforceable against it in accordance with its terms, subject to applicable, bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3          Conflicts; Consents of Third Parties.

(a)           Conflicts.  None of the execution and delivery by such Blocker Corp of this Agreement or the Blocker Corp Documents, the consummation by such Blocker Corp of the Transaction, or compliance by such Blocker Corp with any of the provisions hereof or thereof shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, or acceleration of any obligation or give rise to loss of a benefit under, or give rise to any obligation of such Blocker Corp to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens, other than Permitted Exceptions, upon any of the properties or assets of such Blocker Corp under, any provision of: (i) the certificate of incorporation or bylaws of such Blocker Corp; (ii) any Contract or Permit to which such Blocker Corp is a party or by which any of the properties or assets of such Blocker Corp are bound; (iii) any Order applicable to such Blocker Corp or by which any of the properties or assets of such Blocker Corp are bound; or (iv) any applicable Law.

(b)           Third Party Consents.  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Blocker Corp in connection with the execution and delivery by such Blocker Corp of this Agreement or the Blocker Corp

Documents or the compliance by such Blocker Corp with any of the provisions hereof or thereof, or the consummation by such Blocker Corp of the Transaction, except for compliance with the applicable requirements of the HSR Act.

5.4          Capitalization.

(a)           Authorized and Outstanding Stock.  The authorized and issued capital of such Blocker Corp, including the ownership thereof is as set forth opposite its name on Schedule 5.4(a).  The Blocker Corp shares of such Blocker Corp represent 100% of the outstanding equity of such Blocker Corp.  All of the outstanding Blocker Corp shares were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

(b)           Issuance and Disposition of Stock.  There is no existing option, warrant, call, right or Contract of any character to which such Blocker Corp is a party requiring, and there are no securities of such Blocker Corp outstanding which upon conversion or exchange would require, the issuance of any capital stock or other equity securities of such Blocker Corp or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock or other equity securities of such Blocker Corp.  Except for the Blocker Corp Documents, such Blocker Corp is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any membership interest or other equity securities of such Blocker Corp.  There are no obligations, contingent or otherwise, of such Blocker Corp to (i) repurchase, redeem or otherwise acquire any capital stock or other equity interests of any Subsidiary, or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to such Blocker Corp.  There are no bonds, debentures, notes or other indebtedness of such Blocker Corp having the right to vote (or, convertible into, or exchangeable for, securities having the right to vote) on any matters on which equity holders of such Blocker Corp may vote.

5.5          Corporate Records. Each such Blocker Corp has made available to the Buyer true, correct and complete copies of the certificates of incorporation and bylaws or comparable organizational documents of such Blocker Corp in each case as amended and in effect on the date hereof, including all amendments thereto.

5.6          Assets, Liabilities, Contracts.

(a)           At all times since the formation of each such Blocker Corp through and as of the date hereof, and until the liquidation of its Blocker LP, the only assets of such Blocker Corp are and have been its limited partnership interest in its

Blocker LP and cash.  Upon and at all times after liquidation of its Blocker LP through the Closing, the only assets of such Blocker Corp will be the Company Units set forth opposite its name on Schedule 4.4(a)(ii) and cash.  Immediately before the Closing, the sole asset of such Blocker Corp will be the Company Units set forth opposite its name on Schedule 4.4(a)(ii).

(b)           Since its formation, such Blocker Corp has never conducted any activities other than the acquisition and ownership of its interest(s) in its Blocker LP and such Company Units. Such Blocker Corp has no liabilities and is not party to any Contracts as of the date hereof, and will have no Liabilities and not be a party to any Contract other than this Agreement immediately before the Closing.  Since the formation by such Blocker Corp of its Blocker LP, such Blocker LP has never had any assets over than Company Units and cash, and has never conducted any activities other than the acquisition and ownership of its interest in the Company Units distributed on the liquidation of its Blocker LP.  Each Blocker LP, as of the date hereof has no Liabilities and is not party to any Contract, and as of the date its liquidation will have no Liabilities and will not be a party to any Contract.

5.7          Taxes.

(a)           Such Blocker Corp and its Blocker LP have timely filed (taking into account any permitted extensions of time in which to file) all federal income Tax Returns and other material Tax Returns required to have been filed by such Blocker Corp or its Blocker LP and all such Tax Returns are correct and complete in all material respects.  Neither such Blocker Corp nor its Blocker LP have requested or been granted any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)           All material Taxes required to be paid by such Blocker Corp have been paid by such Blocker Corp.  Except as set forth in Schedule 5.7(b), such Blocker Corp is not required to pay Taxes or file Tax Returns in any jurisdiction for any Pre-Closing Tax Period other than with respect to its distributive share of income from the Company, directly or through its Blocker LP.

(c)           All material Taxes required to have been withheld or collected by such Blocker Corp and its Blocker LP have been withheld or collected, and to the extent required, have been paid to the proper Taxing Authority.

(d)           There is no audit or other Legal Proceeding presently pending or threatened in writing (or, to the knowledge of such Blocker Corp’s officers and directors, threatened in an unwritten communication) with regard to any Tax Liability or Tax Return of such Blocker Corp or its Blocker LP.  Neither such Blocker Corp nor its Blocker LP nor any authorized Person on their behalf, has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which such Blocker Corp or its Blocker LP may be held liable.  Except as set forth on Schedule 5.7(d), there is not currently in effect any power of attorney authorizing any Person to act on behalf of such Blocker Corp or its Blocker LP, or receive information relating to such Blocker Corp or its Blocker LP, with respect to any Tax matter (other than authorizations to contact Tax Return preparers included in Tax Returns).

(e)           Schedule 5.7(e) identifies, by type of Tax and jurisdiction, all Tax Returns that such Blocker Corp and its Blocker LP have filed or will be required to file with respect to its activities and ownership of assets since the date of its formation through the Closing Date.  Neither such Blocker Corp nor its Blocker LP has commenced activities since January 1, 2014 that would require it to file a Tax Return in any jurisdiction of a type that it had not filed in such jurisdiction for the immediately preceding taxable period for such type of Tax.  All Tax Returns and related documents and records made available by the Blocker Corps to the Buyer in the electronic data room or upon specific request were true, correct and complete copies of such documents and records.

(f)            Neither such Blocker Corp nor its Blocker LP has been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was or is required to be disclosed under Treasury Regulation Section 1.6011-4.

(g)           At all times since such Blocker Corp’s formation of its Blocker LP, such Blocker LP has been properly treated as a partnership for federal income Tax purposes and has never made an election effective in any taxing jurisdiction to be treated as a corporation for income tax purposes.

(h)           No such Blocker Corp has ever been a member of any affiliated group (within the meaning of Section 1504(a) of the Code) or similar group of entities with which such Blocker Corp joined, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be required to be computed on a consolidated, combined, unitary or similar basis.

(i)            No property has ever been transferred by such Blocker Corp or its Blocker LP to a person in connection with the performance of services within the meaning of Section 83 of the Code, as to which income would become reportable by the recipient of such property by reason of the receipt of such property and as to which such Blocker Corp or its Blocker LP would have any Tax withholding obligation.

(j)            The representations and warranties made in this Section 5.7 cannot be relied upon with respect to, (i) Tax liabilities arising in any taxable period other than a Pre-Closing Tax Period; provided that the forgoing shall not apply to foreclose claims for Damages from breaches of:

(i)            the first sentence of Section 5.7(a),

(ii)           the last two sentences of Section 5.7(d),

(iii)          the second sentence of Section 5.7(e) insofar as it applies to Straddle Periods for which a Buyer Prepared Return is required to be filed,

(iv)          the third sentence of Section 5.7(e) to the extent that any omitted information affects Tax obligations of such Blocker Corp or its Blocker LP for any taxable period ending after the Closing Date and such omission was reasonably not discovered or known to Buyer,

(v)           Section 5.9(f) insofar as it applies to Straddle Periods for which a Buyer Prepared Return is required to be filed, and

(vi)          Section 5.9(g).

5.8          Financial Advisors.  No Person, other than Cowen and Company, LLC has acted, directly or indirectly, as a broker, finder or financial advisor for the Blocker Corps in connection with the Transaction and no such Person, other than  Cowen and Company, LLC, is entitled to any fee or commission or like payment from the Blocker Corps in respect thereof.

5.9          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedule), neither, Summit PE VII-B, Summit SD IV-B, nor any other Person (including any Affiliate of such Summit Sellers) makes any other express or implied representation or warranty with respect to such Blocker Corp, and such Summit Sellers disclaim any other representations or warranties with respect to such Blocker Corp, whether made by itself or any of its Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedule), such Summit Sellers hereby disclaims all liability and responsibility (other than with respect to Fraud Claims) for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer by any director, officer, employee, agent, consultant, or representative of such Blocker Corp or any of its respective Affiliates).  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.  Notwithstanding anything to the contrary herein, this Section 5.9 shall not apply to Fraud Claims.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATED TO THE SELLERS

Except as set forth in the Disclosure Schedule, each of the Sellers hereby represents and warrants to the Buyer, with respect to itself only, as of the date hereof and as of the Closing, that:

6.1          Organization and Good Standing.  Such Seller is an entity or individual as set forth opposite its name on Schedule 6.1, resident in or duly organized, validly existing and in good standing under the laws of, as applicable, the jurisdiction set forth opposite its name on Schedule 6.1.  Such Seller has all requisite power and authority to own, lease and operate its properties and carry on its business.

6.2          Authorization of Agreement.  Such Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the Transaction (the “Seller Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transaction.  The execution, delivery and performance by such Seller of this Agreement and the Seller Documents have been duly authorized by all necessary action on behalf of such Seller. This Agreement has been, and each Seller Document shall be at or prior to the Closing, duly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document when so executed and delivered shall constitute, the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3          Conflicts; Consents of Third Parties.

(a)           Conflicts.  The execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation of the Transaction, or the performance by such Seller of its obligation hereunder or thereunder shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of: (i) the certificate of incorporation, certificate of formation, bylaws, limited partnership agreement and limited liability company agreement (as applicable) of such Seller; (ii) any Contract or Permit to which such Seller is a party or by which such Seller or its properties or assets are bound; (iii) any Order applicable to such Seller or by which any of the properties or assets of such Seller are bound; or (iv) any applicable Law.

(b)                                 Third Party Consents.  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the performance by such Seller of any of its respective obligations hereof or thereof, the consummation of the Transaction or the taking by such Seller of any other action contemplated hereby, except for compliance with the applicable requirements of the HSR Act.

6.4                               Ownership and Transfer of the Purchased Securities.  Such Seller is the record and beneficial owner of the Purchased Securities set forth opposite such Seller’s name: (i) as of the date hereof, on Schedule 4.4(a)(i) and Schedule 5.4(a)(i); and (ii) as of the Closing, on Schedule 4.4(a)(ii) and Schedule 5.4(a)(ii), free and clear of any and all Liens other than Permitted Exceptions.  Upon execution and delivery of this Agreement and the documentation required hereby, the delivery of the Purchased Securities shall convey to the Buyer good and marketable title to such Purchased Securities, free and clear of any and all Liens other than Permitted Exceptions.

6.5                               Litigation.  There are no Legal Proceedings pending or threatened against such Seller (or, pending or threatened, against any of the officers, directors or Employees, if any, of such Seller), or to which such Seller is otherwise a party before any Governmental Body, in each case, that would reasonably be expected to prohibit or delay the ability of the Sellers to satisfy its obligations hereunder.  No Seller is subject to any Order of any Governmental Body and is not in breach or violation of any Order.  There are no Legal Proceedings pending or threatened against such Seller or to which such Seller is otherwise a party relating to this Agreement or, any Company Document or the transactions contemplated hereby or thereby.

6.6                               Financial Advisors.  No Person, other than Cowen and Company, LLC, has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the Transaction and no such Person, other than  Cowen and Company, LLC, is entitled to any fee or commission or like payment from the Seller in respect thereof.

6.7                               No Other Representations or Warranties.  Except for the representations and warranties contained in this Article VI (as modified by the Disclosure Schedule), neither such Seller nor any other Person (including any Affiliate of such Seller) makes any other express or implied representation or warranty with respect to such Seller, and such Seller disclaims any other representations or warranties with respect to such

Seller, whether made by itself or any of its Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Article VI (as modified by the Disclosure Schedule), such Seller hereby disclaims all liability and responsibility (other than with respect to Fraud Claims) for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer by any director, officer, employee, agent, consultant, or representative of such Seller, any other Seller, the Company, the Subsidiaries or any of their respective Affiliates).  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.  Notwithstanding anything to the contrary herein, this Section 6.7 shall not apply to Fraud Claims.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES RELATED TO THE BUYER

Except as set forth in the disclosure schedule delivered to the Company prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), the Buyer hereby represents and warrants to the Sellers and the Company that:

7.1                               Organization and Good Standing.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate properties and carry on its business.

7.2                               Authorization of Agreement.  The Buyer has full power, as the case may be, and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer in connection with the consummation of the Transaction (the “Buyer Documents”), to perform its obligations hereunder and thereunder and to consummate the Transaction.  The execution, delivery and performance by the Buyer of this Agreement and each Buyer Document has been duly authorized by all necessary action on behalf of the Buyer.  This Agreement has been, and each Buyer Document shall be at or prior to the Closing, duly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered shall constitute, the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3                               Conflicts; Consents of Third Parties.

(a)                                 Conflicts.  None of the execution and delivery by the Buyer of this Agreement or the Buyer Documents, the consummation of the Transaction, or the performance by the Buyer of its obligation hereunder or thereunder shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of: (i) the certificate of incorporation and by-laws of the Buyer; (ii) any Contract or Permit to which the Buyer is a party or by which the Buyer or its properties or assets are bound, other than, such conflicts, violations, defaults, terminations or cancellations that would not be reasonably expected to have a material effect on the Buyer; (iii) any Order applicable to the Buyer or by which any of the properties or assets of the Buyer are bound; or (iv) any applicable Law.

(b)                                 Third Party Consents.  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents, the performance by the Buyer with any of their respective obligations hereof or thereof, the consummation of the Transaction or the taking by the Buyer of any other action contemplated hereby, except for compliance with the applicable requirements of the HSR Act.

7.4                               Litigation.  There are no Legal Proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer, or to which the Buyer is otherwise a party before any Governmental Body, in each case, that would reasonably be expected to prohibit or delay the ability of the Buyer to satisfy its obligations hereunder.  The Buyer is not subject to any Order of any Governmental Body and is not in breach or violation of any Order, in each case, related to the Transaction.  There are no Legal Proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer or to which the Buyer is otherwise a party relating to this Agreement or the transactions contemplated hereby.

7.5                               Financial Advisors.  No Person, other than Barclays Capital, Inc., has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer in connection with the Transaction and no such Person, other than Barclays Capital, Inc., is entitled to any fee or commission or like payment from the Buyer in respect thereof.

7.6                               Financial Capability.

(a)                                 Sufficient Funds.  The Buyer: (i)  now has, or at the Closing will have: sufficient unrestricted internal funds, which are available to pay the Purchase Price and any expenses incurred or to be paid by the Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and (ii) as of the date hereof, has not incurred any obligation, commitment, restriction or Liability of any kind which would impair or adversely affect the Buyer’s right or ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                                 Obligations Not Conditioned On Financing.  In no event shall the receipt or availability of any funds or financing by the Buyer or any Affiliate or any other financing or other transactions be a condition to any of the Buyer’s obligations hereunder.

7.7                               No Other Representations and Warranties. Except for the representations and warranties set forth in this Article VII (as modified by the Disclosure Schedule), the Buyer makes no other express or implied representation or warranty with respect to the Buyer, and the Buyer disclaims any other representations or warranties, whether made by itself or any of its Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Article VII (as modified by the Disclosure Schedule), the Buyer hereby disclaims all liability and responsibility (other than with respect to Fraud Claims) for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or the Sellers, or their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or the Sellers by any director, officer, employee, agent, consultant, or representative of the Buyer or its Affiliates).  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.  Notwithstanding anything to the contrary herein, this Section 7.7 shall not apply to Fraud Claims.

7.8                               Securities Law Matters.

(a)                                 Unregistered Interest.  The Buyer acknowledges that the Purchased Securities have not been registered, and shall not be registered, under the Securities Act, or any U.S. state securities laws, and the Purchased Securities may not be offered or resold except pursuant to an effective registration statement or pursuant to transactions exempt from, or not subject to, registration under the Securities Act.

(b)                                 Accredited Investor Status.  The Buyer is acquiring the Purchased Securities for its own account and not with a view to distribution (as such term is used in Section 2(11) of the Securities Act) and is an “accredited investor” within the meaning of Rule 501(A)(1), (2), (3) or (7) under the Securities Act.

(c)                                  Acknowledgement of Risk.  The Buyer understands an investment in the Purchased Securities involves substantial risk.  The Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Securities.  The Buyer may be required to bear the economic risk of its investment in the Purchased Securities indefinitely and has independently concluded that it is able to do so.

ARTICLE VIII

COVENANTS

8.1                               Access to Information.

(a)                                 Pre-Closing Access. Prior to the Closing, the Company shall provide the Buyer with reasonable access (during normal business hours) to the offices, properties, appropriate officers, books and records of the Company and the Subsidiaries.  Any such access shall be during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  The Buyer and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business.  Notwithstanding anything herein to the contrary, no such access shall be permitted to the extent that it would require the Company or the Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of the Subsidiaries is bound.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior consent of the Company, which shall not be unreasonably withheld, delayed or denied: (i) the Buyer shall not contact any employees, customers or suppliers of the Company or the Subsidiaries; and (ii) the Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities owned, used or occupied by the Company or the Subsidiaries.

(b)                                 Post-Closing Access.  For a period of 7 years after the Closing, the Buyer, the Blocker Corps and the Company shall give the Sellers reasonable access to the appropriate officers, books and records of the Blocker Corps and the Company (during the Company’s regular business hours, upon reasonable advance notice, under reasonable circumstances and subject to restrictions under applicable Law) to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax Returns of the Sellers or their Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings or in defense of any Indemnification Claim.  Neither the Blocker Corps nor the Company shall assert any privilege or conflict with respect to any information in the possession of the Sellers or their representatives as of the Closing.  The Sellers shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 8.1(b).  The Buyer, the Blocker Corps and the Company shall hold all the books and records of the Blocker Corps, the Company and the Subsidiaries pursuant to Buyer’s existing record retention policy, and thereafter, if the Buyer, the

Blocker Corps or the Company desires to destroy or dispose of such books and records, shall offer first, in writing and at least 90 days prior to such destruction or disposition, to instead surrender them to the Seller Representative.

8.2                               Conduct of the Business Pending the Closing.

(a)                                 Conduct in the Ordinary Course of Business. Prior to the Closing, except: (i) as set forth on Schedule 8.2(a) of the Disclosure Schedule; (ii) as required by applicable Law; (iii) as otherwise contemplated by this Agreement; or (iv) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Subsidiaries to, conduct the respective businesses of the Company and the Subsidiaries in the Ordinary Course of Business.  Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to (i) keep intact the Company and the Subsidiaries and its business, as presently conducted and as currently proposed to be conducted in the future, and shall not take or permit to be taken or do or suffer to be done anything other than in the Ordinary Course of Business; (ii) keep available the services of the directors, officers, employees, independent contractors and agents of the Company and the Subsidiaries (in the aggregate) and retain and maintain good relationships with its clients (in the aggregate) and to maintain the Company’s assets and facilities in good condition; (iii) perform its material obligations under its Contracts; and (iv) maintain the goodwill and reputation associated with the Company and the Subsidiaries.

(b)                                 Restricted Conduct.  Except: (i) as set forth on Schedule 8.2(b) of the Disclosure Schedule; (ii) as required by applicable Law; (iii) as otherwise contemplated by this Agreement; or (iv) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit the Subsidiaries to:

(i)                                     Transfer of Securities: transfer, issue, sell or dispose of any membership interest or shares of capital stock or other securities of the Company or the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire any membership interest or shares of the capital stock or other securities of the Company or the Subsidiaries;

(ii)                                  Distributions: directly or indirectly, declare or pay any dividends or make any distribution of any kind on its outstanding membership interests, other than tax distributions, or any other payment of any kind to any of its members (in their role as members) (including any redemption, purchase or acquisition of (whether in cash or property, securities or a combination thereof), any warrants, options or any of their other securities) or set aside any sum for any such purpose;

(iii)                               Recapitalizations: effect any recapitalization, reclassification or like change in the capitalization of the Company or the Subsidiaries;

(iv)                              Amendments to Organizational Documents: amend the certificate of formation or limited liability company agreements of the Company or any comparable organization documents of any of the Subsidiaries;

(v)                                 Tax Elections, etc.: make, change or revoke any material Tax election (or any other Tax election that would be binding on any of the Company or the Subsidiaries with respect to the determination of Tax Liability any of the Company or the Subsidiaries for any taxable period or portion thereof beginning after the Closing Date), settle or compromise any claim, action, suit, litigation, proceeding arbitration, investigation, audit controversy relating to Taxes, or except as required by applicable Tax Law, make any material change to any of its methods of Tax accounting (or any other change in method of Tax accounting that would be binding on any of the Company or the Subsidiaries with respect to the determination of Tax Liability any of the Company or the Subsidiaries for any taxable period or portion thereof beginning after the Closing Date);

(vi)                              Employment Compensation Changes: other than as required by Law or any Contract or Company Benefit Plan: (A) increase the annual level of compensation payable or to become payable by the Company or any of the Subsidiaries to any of their respective directors or executive officers; (B) increase the annual level of compensation payable or to become payable by the Company or any of the Subsidiaries to any of their respective employees (other than directors or executive officers) outside the Ordinary Course of Business; (C) grant any material bonus to any director or executive officer of the Company or any of the Subsidiaries; (D) grant any material bonus to any employee (other than any director or executive officer) of the Company or any of the Subsidiaries outside the Ordinary Course of Business; (E) materially increase the coverage or benefits available under any Company Benefit Plan; (F) amend, in any material respect, or establish or adopt any Company Benefit Plan; or (G) hire, employ or engage (or agree to commit to hire, employ or engage) any new employees or individual consultants (other than with respect to any existing position that is or has become vacant), or terminate the employment of any existing employees (other than for poor performance or other cause);

(vii)                           Liens: subject any of the properties or assets (whether tangible or intangible) of the Company or the Subsidiaries to any Lien, except for Permitted Exceptions and Liens under any Indebtedness of the Company or the Subsidiaries to be released pursuant to the Debt Payoff Amounts;

(viii)                        Dispositions of Assets: sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company and the Subsidiaries (except sales of inventory in the Ordinary Course of Business or for the purposes of disposing of obsolete or worthless assets);

(ix)                              Leases: enter into any Real Property Leases;

(x)                                 Material Contracts: (A) enter into any Contract (i) which would be required to be listed on Schedule 4.11 or Schedule 4.12 had it been entered into prior to the date hereof, or (ii) in which any Affiliate of any Seller has any beneficial interest, (B) intentionally breach, amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

(xi)                              Cancellation of Debt: other than in the Ordinary Course of Business, cancel or compromise any material debt or claim owing to the Company or the Subsidiaries;

(xii)                           Indebtedness: create, incur or assume any Liability or Indebtedness, except in the Ordinary Course of Business, or postpone or defer the creation, incurrence or assumption of any Liability or Indebtedness that would otherwise be created, incurred or assumed in the Ordinary Course of Business;

(xiii)                        General Capital Commitments: enter into any commitment for capital expenditures of the Company or the Subsidiaries in excess of $100,000 for any individual commitment and $200,000 in the aggregate;

(xiv)                       Mergers: permit the Company or any of the Subsidiaries to enter into or agree to enter into any merger or consolidation with any Person or acquire stock or assets (other than suppliers or inventory in the Ordinary Course of Business) of any other Person having a value in excess of $100,000 for any individual commitment or $200,000 in the aggregate;

(xv)                          Accounts Receivable:  write-off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other receivable, except as may be required by Law or GAAP;

(xvi)                       Legal Proceeding:  commence or settle any Legal Proceeding, action, demand, or claim, other than any legal proceeding, action, demand, or claim not in excess of $100,000; provided, that such settlement documents related to any settlement do not involve any material non-monetary obligations on the part of the Company or the Buyer;

(xvii)                    Existing Licenses: terminate any material license, covenant, Contract or other agreement set forth on Schedule 4.11(i)(i), waive, release or assign any material rights or claims under any such license, covenant, Contract or other agreement, or modify or amend any such license, covenant, Contract or other agreement in any adverse respect, all except in the ordinary course of business consistent with past practice;

(xviii)                 Sale and License of Intellectual Property: (A) sell or license any Intellectual Property to any Person (or enter into any contract or other agreement for the sale or license of any Intellectual Property to any Person), other than in the Ordinary Course of Business; or

(xix)                       Agreement to Effect: enter into any agreement to do anything prohibited by this Section 8.2(b).

(c)                                  Conduct of the Blocker Corps and Blocker LPs Pending Closing.  Except as set forth on Schedule 8.2(c), each of the Blocker Corps shall not, and shall cause its Blocker LP to not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) take any action not consistent with its role as special purpose holding company, including:

(i)                                     Transfer of Securities: transfer, issue, sell or dispose of any membership interest or shares of capital stock or other securities of such Blocker Corp or its Blocker LP or grant options, warrants, calls or other rights to purchase or otherwise acquire any membership interest or shares of the capital stock or other securities of its Blocker LP, the Company or the Subsidiaries;

(ii)                                  Distributions: directly or indirectly, declare or pay any dividends or make any distribution of any kind on its outstanding stock or other equity securities;

(iii)                               Recapitalizations: effect any recapitalization, reclassification or like change in the capitalization of such Blocker Corp or its Blocker LP;

(iv)                              Amendments to Organizational Documents: amend the certificate of incorporation or bylaws of such Blocker Corp or its Blocker LP;

(v)                                 Agreements: enter into any Contract (other than the Blocker Corp documents);

(vi)                              Tax Elections, etc.: make, change or revoke any material Tax election (or any other Tax election that would be binding on such Blocker Corp with respect to the determination of Tax Liability of such Blocker Corp for any taxable period or portion thereof beginning after the Closing Date), change an annual accounting period for Tax purposes, file any amended Tax Return, settle or compromise any claim, action, suit, litigation, proceeding arbitration, investigation, audit controversy relating to Taxes, or except as required by applicable Law, adopt or make any material change to any of its methods of Tax accounting (or any other change to any method of Tax Accounting Tax that would be binding on such Blocker Corp or with respect to the determination of Tax Liability of such Blocker Corp for any taxable period or portion thereof beginning after the Closing Date); consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to such Blocker Corp or its Blocker LP, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, settlement, consent or other action would have the effect of increasing the Tax liability of such Blocker Corp for any taxable period;

(vii)                           Liens: subject any of the properties or assets (whether tangible or intangible) of the Blocker Corp or its Blocker LP to any Lien, except for Permitted Exceptions;

(viii)                        Sales and Dispositions of Assets: acquire or sell, assign, license, transfer, convey, lease or otherwise dispose of any assets;

(ix)                              Mergers: permit the Blocker Corp or its Blocker LP to enter into or agree to enter into any merger or consolidation with any Person; or

(x)                                 Agreement to Effect: enter into any agreement to do anything prohibited by this Section 8.2(c).

8.3                               Consents.  From the date hereof until the Closing, the Buyer, the Sellers, the Company and the Blocker Corps shall use (and the Company shall cause the Subsidiaries to use, and the Blocker Corps shall cause its Blocker LP to use) their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the Transaction, including, without limitation, the consents and approvals referred to on Schedule 4.3(b), Schedule 5.3(b) and Schedule 6.3(b) of the Disclosure Schedule and Schedule 7.3(b) of the Buyer Disclosure Schedule, provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested.  Except with respect to breaches of the representations and warranties made in Article IV, Article V or Article VI and breaches of covenants pursuant to this Article VIII, none of the Sellers, the Company or the Blocker Corps shall have any liability to the Buyer with respect to losses related to the failure of the Company or the Subsidiaries to obtain any consent or approval prior to the Closing.

8.4                               Regulatory Approvals.

(a)                                 Effect; Filings; Approvals; Authorizations.  Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transaction, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all Governmental Bodies.  In furtherance and not in limitation of the foregoing, each party hereto agrees: (i) to the extent not completed prior to the date hereof, to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction as promptly as practicable (and in any event within seven (7) Business Days) after the date hereof; and (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)                                 Cooperation and Provision of Information.  Further, and without limiting the generality of the rest of this Section 8.4, each of the parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly: (i) furnish to the other such necessary information and reasonable assistance as the other parties may request in connection with the foregoing; (ii) inform the other of any communication from any Governmental Body regarding the Transaction; and (iii) provide counsel for the other parties with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Body and any other information supplied by such party and such party’s Affiliates to a Governmental Body or received from such a Governmental Body in connection with the Transaction; provided, however, that materials may be redacted as necessary to comply with contractual arrangements and with applicable Law.  Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Body in connection with the Transaction.  The parties agree not to participate, and not to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the Transaction unless it consults with the other parties in advance and, to the extent reasonably appropriate under the circumstances and not prohibited by such Governmental Body, gives the other parties the opportunity to attend and participate.

(c)                                  Efforts; Divestitures.  If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) to prohibit the Transaction contemplated by this Agreement, Buyer will use its commercially reasonable efforts to avoid the institution of any such action or proceeding and to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated hereby (it being understood that the foregoing obligation of Buyer will cease in the event a permanent decree, judgment, injunction or other order is issued or is in effect that is non-appealable and prohibits consummation of the transactions contemplated hereby). Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the parties hereby agree and acknowledge that neither this Section 8.4 nor the “reasonable best efforts” standard shall require, or be construed to require, other than as set forth in the provisos below, Buyer or any of its respective Subsidiaries or other Affiliates to (i)(A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Closing Date, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer or the Company (or any of their respective Subsidiaries or other Affiliates), or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer or the Company (or any of their respective Subsidiaries or other Affiliates); provided, however, that Buyer can compel the Company to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the Closing Date.

8.5                               Further Assurances.  Subject to, and not in limitation of, Section 8.4, each of the Buyer, the Sellers and the Company shall use (and the Company shall cause each of the Subsidiaries to use) its reasonable best efforts to: take all actions necessary or appropriate to: (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Bodies or any other Person required to consummate the Transaction and the other matters contemplated hereby; (b) provide such other information and communications to such Governmental Bodies or other public or private Persons as the other Party or such Governmental Bodies or other public or private Persons may reasonably request in connection therewith; and (c) execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required to consummate and make effective the Transaction, including, without limitation, the satisfaction of all conditions hereto.

8.6          Confidentiality, Non-Solicit.

(a)           Buyer’s Obligations.  The Buyer acknowledges that the information provided to it in connection with this Agreement and the Transaction is subject to the terms of the confidentiality agreement between the Buyer and the Company dated February 2, 2012 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

(b)           Sellers’ Obligations.

(i)            Non-Solicitation.  For a period of 5 years from and after the date hereof, the Sellers shall not, and shall cause their directors, officers, general partners and employees not to, and shall not cause their controlled Affiliates to, directly or indirectly, cause, solicit, induce or encourage any employees of the Company or the Subsidiaries to leave such employment or hire, employ or otherwise engage any such individual; provided that, this Agreement shall in no way restrict any Seller or any directors, officers, employees or controlled Affiliates thereof from soliciting for employment any Person through means of a general advertisement for employment in a newspaper of general circulation or by other similar means.

(ii)           Confidentiality.  From and after the date hereof, the Sellers shall not and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Buyer or the Company or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Buyer or the Company, any Confidential Information (as defined below).  The Sellers shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Sellers shall, to the extent reasonably possible, provide the Buyer with prompt notice of such requirement prior to making any disclosure so that the Buyer may seek an appropriate protective order.  This obligation of confidentiality shall not apply to any exercise of the Seller’s rights hereunder or in any dispute with the Buyer with respect to this Agreement, the Transaction Documents or the Transaction.

8.7          Indemnification, Exculpation and Insurance.

(a)           Indemnitees.  For a period of six (6) years after the Closing Date, the Company shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the Persons who on or prior to the Closing Date were managers, directors, officers, employees of the Company, the Blocker Corps or any of the Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them or taken at the request of the Company or any of the Subsidiaries.  The Company, the Blocker Corps and the Buyer agree that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of formation or limited liability company agreement or comparable organizational documents of the Company, the Blocker Corps or any of the Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company, the Blocker Corps or any of the Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms.  Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law.  In addition, the Company shall pay any expenses of any Indemnitee under this Section 8.7, as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)           Indemnitors.  The Company, the Blocker Corps and the Buyer hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Affiliates of Summit Partners L.P. (other than the Company and the Subsidiaries) (collectively, the “Secondary Indemnitors”).  The Company hereby agrees: (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary); (ii) that it shall be required to advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and certificate of incorporation, certificate of formation, by-laws, limited partnership agreement or limited liability company agreement or comparable organizational documents of the Company and each of the Subsidiaries (or any other agreement between the Company or any Subsidiaries and any such Indemnitee), without regard to any rights the Indemnitee may have against the Secondary Indemnitors; and (iii) that it irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company, the Blocker Corps and the Buyer further agrees that no advancement or payment by the Secondary Indemnitors on behalf of any Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Secondary Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company or any Subsidiary.  The Company, the Buyer and the Indemnitees agree that the Secondary Indemnitors are express third party beneficiaries of the terms of this Section 8.7(b).

(c)           Directors and Officers Insurance.  For a period of 6 years after the Closing Date, the Company, the Subsidiaries and the Blocker Corps shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company, the Subsidiaries and  the Blocker Corps immediately prior to the Closing Date (provided that a “run-off” or “tail” policy for a period of 6 years with a reputable and financially sound carrier of at least the same coverage and amounts containing terms and conditions that are no less advantageous may substituted therefore) with respect to claims arising from or related to facts or events that occurred at or before the Closing

Date provided, however, that, if the annual premium for such insurance shall exceed 250% of the current annual premium (such 250% threshold, the “Maximum Premium”), then Buyer shall provide or cause to be provided a policy with the best coverage as shall be available at an annual premium not in excess of the Maximum Premium.

(d)           No Substitution of Rights.  The provisions of this Section 8.7: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(e)           Successor Obligation.  In the event that the Company, any Blocker Corp,  any Subsidiary or any of their respective successors or assigns: (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Subsidiary, as applicable, shall assume all of the obligations thereof set forth in this Section 8.7.

(f)            Consent.  The obligations of the Company under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 8.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 8.7 applies shall be third party beneficiaries of this Section 8.7).

8.8          Publicity.

(a)           Press Releases; Public Announcement.  Prior to the Closing Date, none of the Company, the Buyer or the Sellers shall issue any press release or public announcement concerning this Agreement or the Transaction without obtaining the prior written approval of the Buyer and the Seller Representative, unless, in the sole judgment of the Company, the Buyer or the Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Company, the Buyer or the Seller lists securities; provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof; provided, further, that the Sellers and the Buyer are permitted to report and disclose the terms and status of this Agreement and the Transaction to their and their Affiliate’s limited partners and on their websites and otherwise in the ordinary course of their business after the Closing Date.

(b)           Confidentiality of the Agreement.  Each of the Buyer, the Sellers and the Company agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.  In the event that such disclosure, availability or filing is required by applicable Law, each of the Buyer, the Sellers and the Company (as applicable) agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement as the other party shall request.

8.9          No Solicitation.  The Company and the Sellers shall not (and the shall cause their Representatives and Affiliates not to) solicit or encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including, without limitation, by way of providing any non-public information concerning the Company, its business or assets to any Person or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license, or lease (other than, in the case of licenses or leases, non-exclusive licenses or leases to end users on customary terms in the Ordinary Course of Business and in the case of purchases or sales to customers in the Ordinary Course of Business) (i) all or a substantial portion of the Company’s or the Subsidiaries’ business or assets (including, without limitation the Company Intellectual Property Rights), or (ii) the Company’s capital stock or other securities (a “Competing Transaction”).  The Company and the Sellers shall, and the shall cause their Representatives and Affiliates to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Buyer) relating to a possible Competing Transaction, and shall, to the extent not in conflict with any confidentiality obligation of the Company or the Sellers, promptly provide Buyer with a written notice of any expression of interest, proposal or offer relating to a possible Competing Transaction that is, directly or indirectly, received by the Company or the Sellers, which notice shall contain the nature of the proposal proposed and the material terms of the proposal and include copies of any such notice, inquiry or proposal.

8.10        Disclosure Schedule.

(a)           Inclusion of Non-Material Items.  The Company and the Sellers may, at their discretion, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

(b)           Disclosure For All Purposes.  Information disclosed in the Disclosure Schedule shall constitute a disclosure for all purposes under this Agreement in which it is readily apparent on the face of such disclosure that the information is required to be included, notwithstanding any reference to a specific section.

8.11        Reserved.

8.12        Release of Claims.  In consideration of the Purchase Price and  effective as of the Closing, each Seller agrees to and does hereby irrevocably and unconditionally waive, release and forever discharge the Company and the Subsidiaries, and each of their respective officers, directors, agents, employees, shareholders, investors, employee benefit plans and their administrators or fiduciaries, any insurer of any such entities, and its and their successors and assigns and others related to such entities (collectively, the “Released Parties”), from any and all claims arising out of or as a consequence of the Seller’s ownership of shares in the Company, not inclusive of: (i) any claims arising under this Agreement or any other Transaction Document; and (ii) any claim not in such Seller’s role as a direct or indirect securityholder of the Company.

8.13        Section 280G.

(a)           The Company shall, prior to soliciting the vote of stockholders with respect to the 280G Proposal, request a parachute payment waiver (“Parachute Payment Waiver”) from each Person who is or reasonably could be, with respect to the Company and/or any Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the stockholder solicitation required by this Section 8.13(a), and who reasonably might otherwise receive, have received, or have the right or entitlement to receive an excess parachute payment under Section 280G of the Code (all such Persons being set forth on Schedule 8.13(a), as updated immediately prior to the initiation of the stockholder solicitation required by Section 8.13(c), and the Company shall deliver to Buyer any Parachute Payment Waiver thus received.

(b)           Using calculations provided by the Company, Buyer shall prepare and deliver to the Company the requisite information statement to be delivered to the stockholders of the Blocker Corps in connection with the solicitation of such stockholders in accordance with the terms of Section 280G(b)(5)(B) of the Code. The information statement shall be subject to the Company’s prior review and approval, which shall not be unreasonably withheld or delayed.

(c)           Upon receipt of the approved information statement contemplated by Section 8.13(b), the Company shall use its commercially reasonable efforts to solicit the vote of the stockholders of the Blocker Corps in accordance with the terms of Section 280G(b)(5)(B) of the Code (the “280G Proposal”) so that such vote, if obtained, will render the parachute payment provisions of Section 280G and Section 4999 of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 8.13 might otherwise reasonably result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or subject to an excise tax by reason of Section 4999 of the Code, with such stockholder approval to be solicited in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.  The documentation constituting the 280G Proposal shall be subject to the Buyer’s prior review and approval, which shall not be unreasonably withheld or delayed.

ARTICLE IX

CONDITIONS TO CLOSING

9.1          Conditions Precedent to Obligations of the Buyer.  The obligation of the Buyer to consummate the Transaction is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Buyer in whole or in part to the extent permitted by applicable Law):

(a)           Accuracy of Representations and Warranties.

(i)            If the Closing occurs on or before December 5, 2014: (1) The representations and warranties related to the Company set forth in Article IV, related to the Blocker Corps set forth in Article V and related to the Sellers set forth in Article VI that are qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects; and (2) the representations and warranties related to the Company set forth in Article IV, related to the Blocker Corps set forth in Article V and related to the Sellers set forth in Article IV that are not so qualified shall be true and correct, except where the failure of any such representation or warranty not to be so true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect (except the representations and warranties of Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization), Section 4.9 (Taxes), Section 4.14 (Employee Benefit Plans), Section 4.20 (Environmental Matters), Section 4.21 (Financial Advisors), Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.4 (Capitalization), Section 5.7 (Taxes), Section 5.8 (Financial Advisors), Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement), Section 6.4

(Ownership) and Section 6.6 (Financial Advisors) (such representations and warranties, collectively, the “Fundamental Representations”) which shall be true and correct in all material respects), in each case, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and the Buyer shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect.

(ii)           If the Closing occurs after December 5, 2014: (1) The representations and warranties related to the Company set forth in Article IV, related to the Blocker Corps set forth in Article V and related to the Sellers set forth in Article VI that are qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects; and (2) the representations and warranties related to the Company set forth in Article IV, related to the Blocker Corps set forth in Article V and related to the Sellers set forth in Article IV that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and the Buyer shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect.

(b)           Performance of Obligations.  The Company, the Blocker Corps and the Sellers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Buyer shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect.

(c)           No Prohibition of Transaction.  There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction.

(d)           No Material Adverse Effect.  There shall not have occurred any effect, event or change, after the date hereof, which, individually or in the aggregate with all other such effects, events or changes, has had or would be reasonably likely to result in a Material Adverse Effect.

(e)           HSR Waiting Period.  The waiting period applicable to the Transaction under the HSR Act shall have expired or early termination shall have been granted, and any consents or clearances required pursuant to applicable to foreign antitrust Laws have been received.

(f)            Escrow Agreement.  On or prior to the Closing Date, the Buyer shall have received the Escrow Agreements by and between the Buyer and the Seller Representative, substantially in the form attached hereto as EXHIBIT D (collectively, the “Escrow Agreement”), duly executed by the Seller Representative.

(g)           Certificate of Non-Foreign Status.  On or prior to the Closing Date, the Buyer shall have received a certificate of each Seller’s non-foreign status complying with the provisions of Treasury Regulation Section 1.1445-2(b).

If the Closing occurs, all closing conditions set forth in this Section 9.1 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived; provided, however, that such waiver shall not be deemed to cure any breach of representations, warranties or covenants, for purposes of determining any party’s obligations under Article X hereto.

9.2          Conditions Precedent to Obligations of the Company, the Blocker Corps and the Sellers.  The obligations of the Company, the Blocker Corps and the Sellers to consummate the Transaction are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)           Accuracy of Representations and Warranties. (i) The representations and warranties related to the Buyer set forth in Article VII that are qualified by reference to materiality shall be true and correct in all respects; and (ii) the representations and warranties related to the Buyer set forth in Article VII that are not so qualified shall be true and correct in all material respects (except the representations and warranties of Section 7.1 (Organization and Good Standing), Section 7.2 (Authorization of Agreement) and Section 7.5 (Financial Advisors) which shall be true and correct in all respects), in each of cases (i) and (ii), as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and the Company shall have received a certificate signed by an authorized officer of the Buyer, dated the Closing Date, to the foregoing effect.

(b)           Performance of Obligations.  The Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of the Buyer, dated the Closing Date, to the foregoing effect.

(c)           No Prohibition of Transaction.  There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction.

(d)           HSR Waiting Period.  The waiting period applicable to the Transaction under the HSR Act shall have expired or early termination shall have been granted.

(e)           Escrow Agreement.  On or prior to the Closing Date, the Buyer shall have delivered to the Sellers, the Escrow Agreement, duly executed by the Buyer.

If the Closing occurs, all closing conditions set forth in this Section 9.2 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived; provided, however, that such waiver shall not be deemed to cure any breach of representations, warranties or covenants, for purposes of determining any party’s obligations under Article X hereto.

9.3          Frustration of Closing Conditions.  None of the Company, the Blocker Corps, the Buyer or the Sellers may rely on the failure of any condition set forth in Sections 9.1 or 9.2, as the case may be, if such failure was primarily caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1        Indemnification of the Buyer.

(a)           Selling Party Breaches; Pre-Closing Taxes.  After the Closing Date and pursuant to the provisions and limitations set forth in this Article X:

(i)            Company Indemnification: each of the Sellers shall, severally and not jointly, indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, agents, employees, managers, partners, stockholders, attorneys, representatives, successors and assigns (each hereinafter referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”), from and against, such Seller’s Pro-rata Portion  of any and all claims, actions, losses, costs, damages, Liabilities, deficiencies, demands, judgments, interest, fines, penalties, suits, causes of action, assessments, awards, and expenses, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees, and court or arbitration costs (hereinafter collectively referred to as “Damages”) based upon, attributable to or resulting from: (A) the failure of any of the representations or warranties made by the Company in Article IV hereof or any Company Document to be true and correct in all respects at and as of the date hereof and the Closing Date; or (B) the breach of any covenant contained herein or other agreement that, by its terms, relates to conduct prior to the Closing Date on the part of the Company (the “Company Breaches”);

(ii)           Blocker Corp Indemnification: each of the Blocker Corp Sellers shall, severally and not jointly, indemnify, defend and hold harmless the Buyer Indemnified Persons from and against any and all Damages based upon, attributable to or resulting, directly or indirectly, from: (A) the failure of any of the representations or warranties related to the Blocker Corp owned by such Blocker Corp Seller in Article V hereof or any Blocker Corp Document to be true and correct in all respect at and as of the date hereof and the Closing Date; (B) the breach of any covenant contained herein or other agreement on the part of the Blocker Corp Sellers; or (C) any and all Liabilities of the Blocker Corps arising out of the activities of the Blocker Corps on or before the Closing Date (the “Blocker Corp Breaches”); and

(iii)          Seller Indemnification: each of the Sellers shall, severally and not jointly, indemnify, defend and hold harmless the Buyer Indemnified Persons from and against any and all Damages based upon, attributable to or resulting, directly or indirectly from: (A) the failure of any of the representations or warranties related to such Seller in Article VI hereof or any Seller Documents to be true and correct in all respects at and as of the date hereof and the Closing Date; or (B) the breach of any covenant contained herein or other agreement on the part of such Seller (the “Individual Seller Breaches” and, together with Company Breaches and Blocker Corp Breaches, “Selling Party Breaches”).

The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or any Seller Documents, Company Documents or Blocker Corp Documents, shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.  For purposes of calculating the amount of Damages hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(b)           Tax Indemnity.

(i)            Company Taxes.  Without duplication of any other indemnification rights under this Agreement, each of the Sellers shall, severally and not jointly, indemnify and hold harmless the Buyer Indemnified Persons from and against any and all Damages attributable to (1) any and all Pre-Closing Taxes of the Company and the Subsidiaries to the extent such Pre-Closing Taxes are not taken into account as a Current Liability in the computation of Closing Working Capital or Closing Cash, (2) all Taxes required to be paid by the Company or any Subsidiary after the Closing by reason of the Company or any Subsidiary (or a predecessor of such entities) having been a member of an affiliated, consolidated, combined, or unitary group on or prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law, rule, or regulation, and (3) any and all Taxes of any Person (other than the Company and the Subsidiaries) required to be paid by the Company or any Subsidiary by contract or pursuant to law, rule, or regulation, or as a transferee or successor if the status of the Company or Subsidiary as transferee or successor is attributable to an event or transaction occurring before the Closing.

(ii)           Blocker Corp Taxes.  Without duplication of any other indemnification rights under this Agreement, each of the Blocker Corp Sellers shall, severally and not jointly, indemnify and hold harmless the Buyer Indemnified Persons from and against any and all Damages attributable to (1) Pre-Closing Taxes of the Blocker Corp sold by the Blocker Corp Seller to the extent that such Pre-Closing Taxes are not taken into account as a Current Liability in the computation of Closing Working Capital, (2) all Taxes required to be paid by such Blocker Corp after the Closing by reason of such Blocker Corp having been a member of an affiliated, consolidated, combined, or unitary group prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law, rule, or regulation, and (3) any and all Taxes of any Person (other than such Blocker Corp, but including its Blocker LP) required to be paid by such Blocker Corp by contract or pursuant to law, rule, or regulation or as a transferee or successor if the status of such Blocker Corp as a transferee or successor is attributable to an event or transaction occurring before the Closing, or pursuant to this Agreement (including the liquidation of its Blocker LP).

(iii)          Straddle Period Allocation.  The parties shall, unless prohibited by applicable Law, treat each current taxable period of the Company, the Subsidiaries, and each Blocker Corp as ending at the close of business on the Closing Date.  For purposes of this Agreement, Taxes incurred by such entity with respect to a Straddle Period shall be allocated to the portion of the period ending on the Closing Date (A) except as provided in (B) below, with respect to periodically assessed Taxes (such as personal and real property Taxes) in proportion to the number of days in such period occurring before the Closing Date compared to the total number of days in such period, and (B) in the case of any Tax based on income or receipts or a specific transaction or event, in an amount equal to the Tax which would be payable if the taxable period of such entity beginning before and ending after the Closing Date had ended at the close of business on the Closing Date; provided that exemptions, allowances and deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.  For the elimination of doubt, any transfer Taxes imposed on such entity attributable to the Transaction shall be allocated to the portion of the period ending on the Closing Date.

(iv)          Closing Date Transactions. Notwithstanding any other provision of this Agreement, the Sellers shall have no indemnification obligation pursuant to this Section 10.1(b) for Taxes attributable to transactions undertaken without the written approval of the Seller Representative after the Closing on the Closing Date that are outside of the Ordinary Course of Business or the ordinary course of business of the Blocker Corps, except by reason of consummation of the Transaction.

(c)           Deductible.  The indemnification provided for in this Section 10.1(a) shall not apply and the Sellers shall not have any obligations or liability related to or arising from this Agreement or the Transaction (whether in contract, tort or otherwise) related to Selling Party Breaches, unless and until the aggregate Damages arising out of Selling Party Breaches exceeds a cumulative aggregate of $1,000,000 (the “Deductible”), in which event the Buyer Indemnified Persons shall, subject to the other limitations herein, be indemnified for only such Damages in excess of the Deductible; provided, however, that the Deductible shall not apply to limit the indemnification obligations of the Sellers for breaches of the Fundamental Representations or the covenant of Sellers to indemnify the Buyer for Taxes under Section 10.1(b) (the “Tax Indemnity”), Income Tax Preparation Expenses under Section 12.1(d)(ii) or Transaction Expenses under Section 12.2 or to Fraud Claims.

(d)           Cap.  The aggregate liability of the Sellers pursuant to Sections 10.1(a)(i), 10.1(a)(ii)(A), and 10.1(a)(iii)(A) shall be limited to $5,000,000 (the “Cap”); provided, however, that with respect to Damages related to Selling Party Breaches of the Fundamental Representations, the Tax Indemnity or Fraud Claims, (i) the Cap shall not apply; and (ii) such Damages shall not be included in any calculation of the aggregate amount of Damages for purposes of determining whether or not the Cap has been exceeded.  The aggregate liability of each Seller pursuant to this Section 10.1 or otherwise related to or arising from this Agreement or the Transaction (whether in contract, tort or otherwise) shall be limited to the proceeds received by the applicable Seller under this Agreement (the “Fundamental Representation Cap”).

(e)           Indemnification Net of Other Recoveries. The amount with respect to indemnification payable to an Indemnified Party under this Article X in respect of Damages shall be determined after taking into account any Tax Benefit actually realized by the Indemnified Party (or, if the Indemnified Party is a pass-through entity, its direct or indirect owners) by reason of the incurrence of the Damages or any recovery (whether by way of payment, discount, credit, off-set, counterclaim or otherwise) received from a third party (including any insurer) with respect to such Damages, less any cost (other than any Tax cost) associated with receiving such recovery in respect of such Damages.

(f)            Recovery Under Insurance or Warranties.

(i)            Recovery.  To the extent that insurance, “pass-through” warranty coverage from a manufacturer or other form of recovery or reimbursement from a third party (including, without limitation, any representation or warranty made by a Person other than the Company and the Subsidiaries in connection with the Company’s or a Subsidiary’s acquisition of an asset or assumption of a liability and which is not unreasonably burdensome for a Buyer Indemnified Party to pursue) is available to any Buyer Indemnified Person to cover any item for which indemnification may be sought hereunder, the Buyer shall, or shall cause the Buyer Indemnified Person to, on a timely and expeditious basis, use commercially reasonable efforts to attempt to effect recovery under applicable insurance policies and warranties and otherwise pursue to conclusion available remedies or causes of action to recover the amount of its claim as may be available from such other party; provided the availability of a potential recovery against such a third party shall not affect the Buyer’s right to make a claim pursuant to this Section 10.1.

(ii)           Reduction in Recovery for Premium Increases.  The amount that may be recovered hereunder by an Indemnified Party shall be reduced by an amount equal to any recovery referred to in clause (i) above that is actually received by the Indemnified Party (except to the extent of any repayment or increase in past, present or future insurance premiums or other similar repayment mechanisms payable following the date of the claim giving rise to such increase, determined on a present value basis).

(g)           Assignment of Claim.  To the extent a Buyer Indemnified Person is indemnified and paid the full amount of any claim referred to in Section 10.1(f) by the Sellers or from the Indemnity Escrow Amount, the Buyer shall assign, and the Buyer shall cause the Buyer Indemnified Person to assign, to the Seller or Sellers, to the fullest extent allowable its claim against such insurance, warranty coverage or third-party claim.

(h)           No Contribution.  The Sellers shall have no right of contribution or other recourse against the Company, the Blocker Corps or the Subsidiaries or their respective directors, officers, employees, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by a Buyer Indemnified Person, it being acknowledged and agreed that the covenants and agreements of the Company and the Blocker Corp Sellers in this Agreement are solely for the benefit of the Buyer Indemnified Persons.

(i)            Access to Records.  The Seller Representative shall have the right, at mutually agreeable times during normal business hours, after reasonable notice to the Buyer and without undue disruption to their normal business activities, to inspect the assets and properties of the Buyer and the Company and to inspect and make abstracts and reproductions of all books and records of the Buyer and the Company reasonably required with respect to any such claims.  The Buyer shall, and shall cause the Company to furnish the Seller Representative with such information respecting the assets, business and financial records of the Buyer and the Company relating to any such claims as the Seller Representative may, from time to time, reasonably request and at the sole cost and expense of the Sellers.

10.2        Notice of Indemnification Claim.

(a)           Notice Requirements.  As used herein, the term “Indemnification Claim” means a claim for indemnification by the Buyer or any other Buyer Indemnified Person or any Company Indemnified Person, as the case may be, for Damages related to or arising out of this Agreement or the Transaction (such Person making an Indemnification Claim, an “Indemnified Party”).  An Indemnified Party shall give notice of an Indemnification Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Buyer Indemnified Person or Company Indemnified Person, as applicable, pursuant to written notice of such Indemnification Claim executed by an officer of the Buyer or the Seller, as applicable (a “Notice of Claim”), and delivered to the Seller or the Buyer, as applicable (such receiving party, the “Indemnifying Party”), promptly after such Indemnified Party becomes aware of the existence of any potential claim by such Indemnified Party for indemnification under this Article X, but in any event before the Expiration Date, arising out of or resulting from:

(i)            Any item indemnified pursuant to the terms of Section 10.1; or

(ii)           The assertion, whether orally or in writing, against any Indemnified Party of a Legal Proceeding, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnified Party that arises out of or results from any item indemnified pursuant to the terms of Section 10.1 (in each such case, a “Third-Party Claim”).

(b)           Effect of Delay.  So long as such Notice of Claim is given on or prior to the Expiration Date, no delay on the part of an Indemnified Party in giving the Indemnifying Party a Notice of Claim shall limit or reduce the Indemnified Party’s right to indemnity hereunder, nor relieve the Indemnifying Party from any of its obligations under this Article X, unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

10.3        Defense of Third-Party Claims.

(a)           Right to Defend.  The Indemnified Party shall give the Indemnifying Party prompt written notice of any Third-Party Claim, provided, that, so long as such notice is given on or prior to the Expiration Date, no delay on the part of an

Indemnified Party in giving the Indemnifying Party such notice shall limit or reduce the Indemnified Party’s right to indemnity hereunder, nor relieve the Indemnifying Party from any of its obligations under this Article X, unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.  Subject to the provisions hereof:

(i)            Buyer’s Right to Defend.  The Buyer shall have the exclusive right to defend any Third-Party Claim to which the Deductible is applicable that the Buyer reasonably believes, in good faith, will not give rise to liability for Damages that, when taken together with all previously-claimed Damages arising out of Selling Party Breaches, exceed the Deductible, provided, that if the Damages arising out of such Third-Party Claim to which the Deductible is applicable defended by the Buyer exceed the Deductible, the Sellers shall have no liability with respect thereto (other than the applicable reduction in the amount of the Deductible); and

(ii)           Sellers’ Right to Defend.  With respect to all other Third-Party Claims (including, for the avoidance of doubt, all claims arising out of breaches of the Fundamental Representations), the Indemnifying Party on behalf of the Indemnified Party shall have the exclusive right to elect to defend any Third-Party Claim utilizing legal counsel of its choice and the Indemnified Party may participate in the defense thereof (at its own expense, except to the extent specifically provided below); provided, however, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if: (i) so requested by the Indemnifying Party to participate; or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim.  Notwithstanding the foregoing, (i) the Indemnifying Party may only elect to defend a Third-Party Claim if the Indemnifying Party agrees to indemnify the Indemnified Party pursuant to the terms hereof for any Damages relating to such Third-Party Claim, subject to the terms of this Agreement, and (ii) the Buyer shall have the exclusive right to defend Third-Party Claims with respect to Taxes; provided that no Third-Party Claim with respect to Taxes may be settled or compromised without the consent of both the Indemnified and Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(b)           Access to Information.  If the Indemnifying Party has the right to and does elect to defend any Third-Party Claim, the Indemnifying Party shall: (i) conduct the defense of such Third-Party Claim actively and diligently and keep the Indemnified Party fully informed of material developments in the Third-Party Claim at all stages thereof; (ii) promptly submit to the Indemnified Party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) permit the Indemnified Party and its counsel to confer on the conduct of the defense thereof; and (iv) permit the Indemnified Party and its counsel an opportunity to review all legal papers to be submitted prior to their submission.  The Buyer shall make available to the Seller and its counsel and accountants, without charge, all of its or their books and records reasonably required in the defense of the Third-Party Claim, and each party shall render to the other party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith.

(c)           Settlement Rights.  If the Indemnifying Party has the right to and does elect to defend any Third-Party Claim, the Indemnifying Party shall have the right to enter into any settlement of a Third-Party Claim without the prior consent of the Indemnified Party if: (i) the amount of such settlement will be satisfied solely by the Indemnifying Party (provided, for the avoidance of doubt, that no such amounts may be offset against the Deductible); (ii) such settlement does not involve any injunctive or other equitable relief binding upon the Buyer, the Company or any of its Affiliates; and (iii) such settlement expressly and unconditionally releases the Indemnified Party from all Liabilities and obligations with respect to such claim, without prejudice.  The prior written consent of the Indemnified Party (not to be unreasonably withheld) shall be required for any other settlement.  If a settlement offer solely for money damages is made by the applicable third-party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 10.1(c) - (f), pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third-Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third-Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of: (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Damages of the Indemnified Party relating to such Third-Party Claim through the date of its rejection of the settlement offer; or (B) the aggregate Damages of the Indemnified Party with respect to such Third-Party Claim.

10.4        Contents of Notice of Claim.  Each Notice of Claim by an Indemnified Party given pursuant to Section 10.2 shall contain the following information, provided, that failure to include all information set forth in (a) through (c) below shall not render a Notice of Claim invalid unless such failure materially prejudices the Indemnifying Party (and only to the extent thereof):

(a)           Damages: that the Indemnified Party has incurred or paid or, in good faith, believes it shall have to incur or pay, Damages in an aggregate stated amount

(where practicable) arising from such Indemnification Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnified Party based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Party under this Article X);

(b)           Description: a brief description, in reasonable detail (to the extent reasonably available to Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Indemnified Party) and the specific nature of the breach to which such claim is related; and

(c)           Documents: copies of any demand or complaint (if any).

10.5        Indemnification by the Buyer.

(a)           Scope.  The Buyer agrees that, after the Closing Date, the Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates, officers, directors, members, agents, representatives, successors and assigns (the “Company Indemnified Persons”), from and against any and all Damages based upon, attributable to or resulting, directly or indirectly, from (i) the failure of any of the representations or warranties made by the Buyer in Article VII hereof or in any of the certificates or other instruments or documents furnished by the Buyer pursuant to this Agreement to be true and correct in all respects at and as of the date hereof and the Closing Date; or (ii) the breach of any covenant contained herein that, by its terms, relate to conduct prior to the Closing Date on the part of the Buyer; provided that this Section 10.5 shall not affect in any manner the remedies of the Sellers pursuant to Section 12.12 hereunder.

(b)           Limitations.

(i)            Deductible.  The indemnification provided for in this Section 10.5 shall not apply and the Buyer shall not have any obligations or liability related to or arising from this Agreement or the Transaction (other than pursuant to Article III hereof) (whether in contract, tort or otherwise) unless and until the aggregate Damages exceed the Deductible, in which event the Company Indemnified Persons shall, subject to the other limitations herein, be indemnified for only such Damages in excess of the Deductible; provided, however, that the Deductible shall not apply to Fraud Claims or breaches of the representations and warranties of Section 7.1, Section 7.2 or Section 7.5.

(ii)           Cap.  The liability of the Buyer pursuant to this Section 10.5 shall be limited to the Cap; provided, however, that with respect to Damages related to Fraud Claims or breaches of the representations and warranties of Section 7.1, Section 7.2 or Section 7.5, (i) the Cap shall not apply; and (ii) such Damages shall not be included in any calculation of the aggregate amount of Damages for purposes of determining whether or not the Cap has been exceeded.

10.6        Survival of Covenants, Representations and Warranties.

(a)           Representations and Warranties of the Company, the Blocker Corps and the Sellers.

(i)            Non-Fundamental Representations.  All representations and warranties related to the Company in Article IV, the Blocker Corps in Article V and the Sellers in Article VI (in each case, as modified by the Disclosure Schedule), other than Fundamental Representations, shall remain operative and in full force and effect only until the 12 month anniversary of the Closing Date, provided, that any obligations under Section 10.1 shall not terminate with respect to any Damages as to which the Buyer Indemnified Person to be indemnified shall have given a Notice of Claim to the Seller in accordance with the terms of this Agreement prior to the Expiration Date.

(ii)           Fundamental Representations.  All Fundamental Representations (in each case, as modified by the Disclosure Schedule) shall remain operative and in full force and effect only until 60 days following the expiration of the applicable statute of limitations for claims against the Company or the Subsidiaries in respect of the subject matter of such representations.  For avoidance of doubt, each representation under Section 4.09 and Section 5.07 shall remain operative and in full force and effect until 60 days after the expiration of the statute of limitations for assessment of Taxes for each taxable period as to which such representation is relevant in determining Tax liability of any Buyer Indemnified Person, but subject to the limitations imposed by Section 4.9(i) and Section 5.7(j).

(b)           Representations and Warranties of the Buyer.  All representations and warranties related to the Buyer contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall remain operative and in full force and effect, until the Closing Date.

(c)           Covenants.  All covenants of the parties shall survive according to their respective terms, except that the Tax Indemnity shall only continue until the expiration of the applicable statute of limitations for the relevant Pre-Closing Taxes plus 60 days have expired; provided that the Tax Indemnity shall continue indefinitely with respect to any claim notice of which has been given by a Buyer Indemnified Party before the expiration of such period.

10.7        Escrow.

(a)           Deposit of Indemnity Escrow Amount.  On the Closing Date, the Buyer shall, on behalf of the Seller, pay to Branch Banking and Trust Company, as agent to the Buyer and the Seller (the “Escrow Agent”), in immediately available funds, to the account designated by the Indemnity Escrow Agent, an amount equal to $5,000,000 (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement.

(b)           Escrow as Sole Remedy for Company Breaches.  Any payment any Seller is obligated to make to the Buyer or to any Buyer Indemnified Person hereunder with respect to Sections 10.1(a)(i), (except with respect to breaches of Fundamental Representations and Fraud Claims) shall be paid subject to the restrictions set forth in this Article X solely by release of funds to the Company or, if applicable, any other of the Buyer Indemnified Persons, from any available Pro-rata Portion of the Indemnity Escrow Amount of such Seller by the Escrow Agent.

(c)           Remedies for Blocker Corp Breaches and Individual Seller Breaches.  Any payment any Seller is obligated to make to the Buyer or to any Buyer Indemnified Person hereunder with respect to a Blocker Corp Breach or an Individual Seller Breach (other than with respect to breaches of Fundamental Representations, the Tax Indemnity and Fraud Claims) shall first be paid by release of funds to the Company, or if applicable, any other of the Buyer Indemnified Persons, from the Pro-rata Portion of the Indemnity Escrow Amount of such Seller by the Escrow Agent.  Damages in excess of such portion of the Indemnity Escrow Amount shall be paid promptly by such Seller as a personal obligation of such Seller, subject to the restrictions set forth in this Article X.

(d)           Remedies for Breaches of Fundamental Representations, Tax Indemnity and Fraud Claims.  Any payment the Sellers are obligated to make to the Buyer or to any Buyer Indemnified Person hereunder with respect to breaches of Fundamental Representations, the Tax Indemnity and Fraud Claims shall be paid promptly: (i) by each Seller as a personal obligation of such Seller; (ii) severally and not jointly with any other Seller; and (iii) up to each Seller’s Pro-rata Portion of applicable Damages and subject to the restrictions set forth in this Article X.

(e)           Payment from Indemnity Escrow Amount.  To the extent there are sufficient funds in the Indemnity Escrow Amount, such sums shall be paid within 5 Business Days after the date notice of such sums due and owing is given to the Sellers (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the Buyer or the Buyer Indemnified Person, as applicable, and shall accordingly reduce the Indemnity Escrow Amount.

(f)            Release of Escrow.  On the 12 month anniversary of the date hereof, pursuant to the terms of the Escrow Agreement, the Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay the Buyer or any Buyer

Indemnified Person for any indemnification claim) to the Seller, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article X asserted prior to such date but not yet resolved.  Any Indemnity Escrow Amount retained for such unresolved claims shall be released by the Escrow Agent (to the extent not utilized to pay the Buyer or any Buyer Indemnified Person for any such claims) upon their resolution in accordance with this Article X and the terms of the Escrow Agreement.

(g)           Sole and Exclusive Remedy.  EXCEPT FOR FRAUD CLAIMS, THE SOLE RECOURSE AND EXCLUSIVE REMEDY OF THE BUYER AND BUYER INDEMNIFIED PERSONS FOR ANY LOSSES, CLAIMS, CAUSES OF ACTION, ACTIONS, AND LIABILITIES ARISING FROM, OUT OF, OR RELATING TO THIS AGREEMENT OR ANY COMPANY DOCUMENT, BLOCKER CORP DOCUMENT OR SELLER DOCUMENT, OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER ARISING UNDER THIS AGREEMENT OR SUCH DOCUMENTS OR UNDER ANY OTHER LEGAL OR EQUITABLE THEORY WHATSOEVER, SHALL BE A CLAIM FOR INDEMNIFICATION IN THE MANNER SET FORTH HEREIN.  NOTWITHSTANDING THE FOREGOING, FRAUD CLAIMS SHALL BE CAPPED AT THE FUNDAMENTAL REPRESENTATIONS CAP.

(h)           Bargained for Provisions.  The provisions of Article IX were specifically bargained for and reflected in the amounts payable to the Sellers in connection with the Closing pursuant to Article II.

10.8        Exclusion of Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person on account of any indemnity obligation set forth in Sections 10.1 or 10.5 for any special, consequential or punitive damages, in each case, unless such Damages are paid pursuant to a Third-Party Claim.

10.9        Tax Treatment of Indemnity Payments.  The Sellers and the Buyer agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes to the extent permitted by Law, and to allocate that payment in accordance with Section 3.5.

ARTICLE XI

TERMINATION

11.1        Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           Termination Date.  At the election of the Seller Representative or the Buyer on or after that date which is 60 days after the date hereof (the “Termination Date”) if the Closing shall not have occurred by the close of business on such date; provided that:

(i)            No Breach: the terminating party is not in any breach of any of its obligations hereunder which has caused the Closing not to occur by the Termination Date;

(ii)           Satisfaction of Closing Conditions: if all of the conditions set forth in Section 9.1 have been satisfied as of the Termination Date (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), then no party shall be permitted to terminate the Agreement pursuant to this Section 11.1(a); and

(b)           Mutual Written Consent.  By mutual written consent of the Seller Representative and the Buyer; or

(c)           Material Breach.  By either the Seller Representative or the Buyer if there shall have been a breach by another party of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 9.1(a) (in the case of a breach by the Company, the Blocker Corps or the Sellers), or Section 9.2(a) (in the case of a breach by the Buyer), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the Termination Date, provided, that the terminating party may not be in breach in any material respect of any of its obligations hereunder.

11.2        Procedure upon Termination.  In the event of termination and abandonment by the Buyer or the Seller Representative pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Transaction shall be abandoned, without further action by the Buyer, the Sellers, the Company or the Blocker Corps.

11.3        Effect of Termination.

(a)           Relief of Duties and Obligations.  In the event that this Agreement is validly terminated in accordance with Section 11.1 and Section 11.2, then the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Buyer, the Company, the Blocker Corps or the Sellers; provided, that the obligations of the parties set forth in Articles X, XI and XII hereof shall survive any such termination and shall be enforceable hereunder.

(b)           Liability for Breaches Prior to Termination.  Nothing in this Section 11.3 shall relieve the parties hereto of any liability for a breach of any of its covenants, agreements, representations or warranties contained in this Agreement prior to the date of termination, which shall be determined pursuant to Article X.  The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the Transaction.

(c)           Survival of Confidentiality Agreement.  The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 11.3 shall relieve the parties hereto of their obligations under the Confidentiality Agreement.

ARTICLE XII

MISCELLANEOUS

12.1        Tax Matters.

(a)           Payment of Sales, Use or Similar Taxes.  All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges incurred by the Buyer, of any nature whatsoever, applicable to, or resulting from, the Transaction shall be borne by the Buyer.

(b)           Cooperation.  The Seller, the Company, the Blocker Corps and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents and auditors reasonably to cooperate, in: (i) preparing and filing all Tax Returns of the Company, the Subsidiaries and the Blocker Corps, including maintaining and making available to each other all records necessary in connection with Taxes; (ii) resolving all disputes and audits with respect to all taxable periods relating to Taxes; and (iii) providing timely notice to each other in writing of any pending or threatened Tax audits or assessments for all taxable periods for which the other may have a liability under this Agreement.

(c)           Technical Termination; Deduction of Transaction Expenses.  The parties hereto acknowledge that for United States federal income Tax purposes, the Transaction is expected to be treated as a termination of the Company pursuant to Section 708(b)(1)(B) of the Code on the Closing Date.  The parties agree that the Transaction Expenses, to the extent determined to be more likely than not (by the preparer of the Company’s federal income Tax Return for the short taxable year ending on and including the Closing Date) to be deductible for United States federal income Tax purposes for its short taxable year ending on and including the Closing Date, shall be claimed as deductions in the Company’s federal income Tax Return for its short taxable year ending on and including the Closing Date.  None of the parties shall take any tax position inconsistent with the foregoing.

(d)           Preparation of Tax Returns.

(i)            The Seller Representative shall properly and accurately prepare (or cause to be prepared), and the Company and any of the Subsidiaries, the Blocker Corps and Blocker LPs, and the Buyer shall cooperate with the Seller Representative in the preparation and filing, and timely filing (to the extent not delinquent as of the date of preparation by the Seller Representative) of, all income Tax Returns required to be filed by or on behalf of any Blocker Corp or Blocker LP after the Closing Date for taxable periods ending on or before the Closing Date (each a “Seller Prepared Return”).  The cost of preparation of Seller Prepared Returns shall be paid by the Sellers.  Each Seller Prepared Return shall be prepared in a manner consistent with the prior practice of the Blocker Corps or Blocker LP since June 30, 2011, unless otherwise required by applicable Tax Law, and shall properly include and reflect the income, activities, operations and transactions of the Blocker Corp or Blocker LP through the Closing Date.  No later than fifteen (15) days before the required filing date for each such Seller Prepared Return, the Seller Representative shall deliver to the Buyer a draft of such Tax Return and the Buyer shall have the right to review and approve each such Tax Return before filing, which approval shall not be unreasonably withheld, conditioned, or delayed.

(ii)           Except for the Seller Prepared Returns, the Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Company, the Subsidiaries, the Blocker Corps and the Blocker LPs after the Closing Date for a taxable period beginning before the Closing Date (each a “Buyer Prepared Return”); provided that the Sellers, severally and not jointly, based on each such Seller’s Pro-rata Portion of such amount, upon the Buyer’s written request, shall reimburse the Buyer for all Income Tax Preparation Expenses.  To the extent any Tax shown as due on such Tax Return is payable by any Seller (taking into account indemnification obligations hereunder), (x) such Tax Return shall be prepared in a manner consistent with the prior practice of the Company, and such Subsidiary, Blocker Corp or Blocker LP unless otherwise required by applicable Tax Law or the change from prior practice would not increase the amount of Tax payable by the Company, any Subsidiary, any Blocker Corp or Blocker LP for which any Seller is obligated to indemnify the Buyer pursuant to Section 10.1(b); (y) such Tax Return shall be provided to the Seller Representative at least fifteen (15) days before the due date for filing such return (or, if required to be filed within thirty (30) days after the Closing or within thirty (30) days after the end of the taxable period to which such Tax Return relates, as soon as reasonably practicable following the Closing); and (z) the Seller Representative shall have the right to review and approve such Tax

Return before filing, which approval shall not be unreasonably withheld, conditioned, or delayed.  The Buyer shall make such revisions to such Tax Returns as are reasonably requested by the Seller Representative and agreed to by the Buyer (which agreement shall not be unreasonably withheld, conditioned or delayed).

(iii)          Other than any dispute regarding the matters covered by Section 4.9(h) (the reporting of which are subject to Section 12.1(d)(vi) below), if any dispute with respect to a Tax Return is not resolved before the due date for filing such Tax Return, such Tax Return shall be filed in the manner specified by the party that was responsible for initially preparing such Tax Return under this Section 12.1(d), provided that, in the case of Seller Prepared Return, the filing of such Tax Return will not require an accrual under GAAP or disclosure on IRS Schedule UTP of a liability or reserve for any Pre-Closing Taxes (other than Taxes shown as due on such Tax Return), without prejudice to the rights of the parties to continue such dispute.

(iv)          Not less than two (2) Business Days before the required payment date of the Taxes for the taxable period covered by any Seller Prepared Return and Buyer Prepared Return, if the Seller Representative agrees with the Buyer with respect to the amount of such payment, the Sellers shall, subject to Section  10.7 and the limitations of Article X (and without duplication of any amount otherwise paid pursuant to Article X, and taking into account (that is, reducing the amount owed by the Sellers) any prior payments against Tax liability shown as due on such Tax Return), pay to the Buyer in immediately available funds to an account designated by the Buyer an amount equal to the amount of such Taxes required to be shown as due on each such Tax Return (or reasonably estimated by Buyer to be due if such payment is due before the filing of such Tax Return) and for which any Seller is responsible pursuant to Section 10.1.  The delivery of each Seller Prepared Return to Buyer, and Buyer Prepared Return to the Seller, shall be deemed to constitute a notification by Buyer of a claim for indemnity against the Sellers for purposes of Section 10.2 in respect of the Taxes shown on such Tax Return that are subject to indemnification under Section 10.1.

(v)           The Sellers shall be entitled to any refund of Pre-Closing Taxes of the Company, its Subsidiaries or any Blocker Corp, received by the Buyer or its Affiliates (including any overpayment that is credited against Taxes of the Buyer or its Affiliates otherwise due and payable that are not Pre-Closing Taxes of the Company, its Subsidiaries or a Blocker Corp); provided that no payment shall be required under this Section 12.1(d)(v) to the extent that the overpayment of Pre-Closing Taxes so refunded or credited (i) is attributable to a carryback of losses, credits and similar attributes of the Company, a Subsidiary or a Blocker Corp from a taxable period ending after the Closing Date or (ii) the entitlement to such refund is reflected as a Current Asset in Closing Working Capital. Any payments otherwise required to be made under this Section 12.1(d)(v) shall be reduced by the amount any Tax payable by the Buyer or its Affiliates with respect to the receipt of crediting of such Tax overpayment or interest thereon, and all costs reasonably incurred by the Buyer or its Affiliates in securing the refund or credit of such overpayment. After receipt or crediting of such overpayment, the Buyer shall cause the Company, its Subsidiaries or the Blocker Corps to promptly remit such refunds to the Escrow Agent, if such is paid before the Escrow Amount is released pursuant to the Escrow Agreement, and otherwise to the Seller Representative.

(vi)          The parties agree that Buyer shall be entitled to rely on the continuing accuracy of the representation set forth at Section 4.9(h) for so long as the subject matter of such representation is material to the Tax liability of any Buyer Indemnified Party, provided such reliance shall be expressly conditioned on the Buyer’s preparing (or causing to be prepared) all relevant Tax Returns of Buyer and its Affiliates in a manner that does not reflect a position that Section 197(f)(9) of the Code prohibits amortization of any basis arising from consummation of the transactions effected in connection with the 2011 Agreement unless the Buyer is otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code or otherwise pursuant to a judicial determination. In the event that Buyer or any of its Affiliates is at any time required to establish a reserve in its financial statements for any Tax liabilities that may result from failure to sustain such reporting position, the Seller Representative shall expeditiously take such actions and commence such proceedings as are reasonably requested by the Buyer to obtain such a final determination or judicial determination regarding the applicability of section 197(f)(9) to the transactions effected in connection with the 2011 Agreement.  The Seller Representative (at its cost) shall be entitled to control the conduct of such proceedings through legal counsel of its choice, and Buyer (at its cost) shall be entitled to participate in such proceedings through its own counsel.  If the Seller Representative declines to control the conduct of such proceedings, the Buyer shall be entitled to conduct such proceedings through legal counsel of its choice and, in such case, the Sellers, severally and not jointly, based on each such Seller’s Pro-rata Portion of such amount, shall indemnify Buyer for all reasonable costs incurred in seeking such a determination. No action reasonably taken by Buyer to obtain such a determination under the foregoing circumstances (whether such proceeding is conducted by the Buyer or the Seller Representative) shall impair Buyer’s right to rely on the representation set forth in Section 4.9(h).   Until a final determination is made in any such proceeding, the amount of Taxes required to be reserved in the financial statements of Buyer or its Affiliates shall not constitute a Damage required to be indemnified by Sellers under this Agreement except to the extent such Tax has been assessed against and has been paid by a Buyer Indemnified Party. After payment by the Sellers to any Buyer Indemnified Person of Damages consisting of Taxes incurred by a Buyer Indemnified Person by reason of a reduction in amortization deductions resulting from circumstances constituting a breach of Section 4.9(h), such amount paid as Damages by Sellers shall be promptly remitted, as if it were a refund or credit subject to Section 12.1(d)(v), to the Escrow Agent or the Seller Representative to the extent that such determination has resulted in an abatement of the Taxes to which the Damages previously paid by Sellers related, provided that the amount of such abated Taxes shall not be so remitted until the earlier of actual receipt of a refund or benefit of such overpaid Taxes by any Buyer Indemnified Person due to such determination (including any overpayment that is credited against Taxes of the Buyer or its Affiliates otherwise due and payable in respect of which no indemnity is payable to a Buyer Indemnified Person under this Agreement).

12.2        Expenses.  Except as otherwise provided herein, each party to this Agreement shall bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transaction (including legal, accounting and other professional fees).  Without limiting the foregoing, (a) the Buyer shall pay and be solely responsible for all filing fees payable under the HSR Act and (b) the Sellers, severally and not jointly, based on each such Seller’s Pro-rata Portion of such amount, shall reimburse the Company upon written request for any Transaction Expenses to the extent such expenses have not previously been included in the calculation of the Purchase Price on the Closing Date or Final Working Capital; provided that the foregoing clause (b) shall only apply to any such Transaction Expenses that the Company or the Buyer have provided written notice to the Seller Representative within twelve (12) months after the Closing Date, which notice shall include the amount of and the payee for such Transaction Expenses and other documentation related thereto reasonably requested by the Seller Representative.

12.3        Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury.

(a)           Jurisdiction and Venue.  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the Transaction and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Service of Process.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.7.

(c)           Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transaction.  Each of the parties hereto hereby (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this agreement and the Transaction, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.3(c).

12.4        Entire Agreement.  This Agreement (including the schedules and exhibits hereto), the Transaction Documents, the Confidentiality Agreement, and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the Transaction, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements among the parties respecting the Transaction.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement and the Transaction Documents, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the Transaction Documents.

12.5        Amendments and Waivers.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.6        Governing Law.  All matters relating to the interpretation,

construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the Transaction (including any claim or cause or action cased upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

12.7        Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of transmission); (iii) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested; or (iv) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Seller Representative to:

Summit Partners Private Equity Fund VII-A, L.P.

c/o Summit Partners, L.P.

222 Berkeley Street, 18th Floor

Boston, Massachusetts 02116

Attention: John R. Carroll

Telephone:        (617) 824-1000

Facsimile:          (617) 824-1100

With a copy to:

Proskauer Rose LLP
One International Place
Boston, Massachusetts 02110-2600
Facsimile:  (617) 526-9899
Attention:  Steven M. Peck

If to the Buyer, to:

Veeco Instruments Inc.

Terminal Drive
Plainview, New York 11803
Attention:              General Counsel
Telephone:            (516) 677-0200
Facsimile:              (516) 714-1200

With a copy to:

Morrison & Foerster LLP

1650 Tysons Blvd., Suite 400

McLean, Virginia 22102

Facsimile: (703) 760-7777

Attention: Thomas J. Knox

12.8        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.

12.9        Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted successors and assigns, any legal or equitable rights hereunder; provided, however, that the parties hereto specifically acknowledge and agree that the provisions of Section 8.7 hereof are intended to be for the benefit of, and shall be enforceable by, all current or former directors, managers, officers, employees or shareholders of the Company or the Subsidiaries (in all of their capacities) affected thereby.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Seller Representative or the Buyer, as the case may be, and any attempted assignment without the required consent shall be void.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

12.10      No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s length transaction.

12.11      Non-Recourse.  Except as permitted by applicable Law, (i) all claims, obligations, liabilities or cause of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the Preamble to this Agreement; and (ii) no Person who is not identified as a Party to this Agreement in the Preamble hereto shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach.

12.12      Specific Enforcement.

(a)           Entitlement to Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages.  Therefore, it is accordingly agreed that prior to the termination of this Agreement in accordance with Section 11.1, the parties shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the party bringing such action may extend the Termination Date (notwithstanding the termination provisions of Section 11.1(a)) so long as the party bringing such action: (i) is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement; and (ii) is not, as of the applicable Termination Date, in breach of any of its obligations hereunder which would give rise to the failure of a condition to closing set forth in Article IX.

(b)           Waiver of Defenses and Bond.  Each of the parties hereto hereby waives: (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate; and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(c)           Specific Performance Declined.  If a court of competent jurisdiction has declined to specifically enforce the obligations of any party hereto to consummate the Closing pursuant to a claim for performance brought against such parties pursuant to this Section 12.11, the other parties shall not be limited in any respect in pursuing any other remedy or recourse available to it under applicable Law.

12.13      Seller Representative.

(a)           Appointment of Seller Representative.  The Sellers hereby irrevocably appoint Summit Partners Private Equity Fund VII-A, L.P. as the sole representative of the Sellers (the “Seller Representative”) to act as the agent and on behalf of such Sellers regarding any matter under this Agreement, including for the purposes of:  (i) making decisions and entering into settlements with respect to the determination of the Closing Working Capital and related matters; (ii) determining whether the conditions to closing in Article IX have been satisfied and supervising the Closing, including waiving any condition, as determined by the Seller Representative, in its sole discretion; (iii) taking any action that may be necessary or desirable, as determined by the Seller Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article XI; (iv) accepting notices on behalf of the Sellers in accordance with Section 12.7 of this Agreement or any Ancillary Agreement; (v) executing and delivering, on behalf of the Sellers, any and all notices, documents or certificates to be executed by the Sellers, in connection with this Agreement, any Ancillary Agreements and the Transaction; (vi) making any payments or paying any expenses under or in connection with this Agreement or any Ancillary Agreement; (vii) granting any consent or approval on behalf of the Sellers under this Agreement or any Ancillary Agreement; and (x) resolving or acting with respect to claims for indemnity hereunder.

(b)           Indemnification of Seller Representative.  None of the Seller Representative nor any of its respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be: (i) liable to any other Seller or its Affiliates for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s intentional willful misconduct).  The Seller Representative shall not be under any obligation to the other Sellers or their Affiliates to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company or the subsidiaries.

12.14      Conflicts; Privileges.

(a)           Acknowledgement of Representation.  It is acknowledged by each of the parties hereto that the Company, the Blocker Corps and the Sellers have retained Proskauer Rose LLP (“Proskauer”) to act as their counsel in connection with the transactions contemplated hereby and that Proskauer has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of Proskauer for conflict of interest or any other purposes as a result thereof.

(b)           Affirmation of Representation. The Buyer hereby agrees that, in the event that a dispute arises between the Buyer or any of its Affiliates (including, after the Closing, the Company, the Blocker Corps or any of the Subsidiaries) and any Seller or any of its Affiliates (including, prior to the Closing, the Company, the Blocker Corps or any of the Subsidiaries), Proskauer may represent such Sellers or any such Affiliates in such dispute even though the interests of such Seller or such Affiliate may be directly adverse to the Buyer or any of its Affiliates (including, after the Closing, the Company, the Blocker Corps or any of the Subsidiaries), and even though Proskauer may have represented the Company, a Blocker Corp or a Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for the Buyer, the Company, a Blocker Corp or a Subsidiary.

(c)           Waiver of Conflict.  The Buyer and the Company hereby waive, on behalf of themselves and each of their Affiliates: (i) any claim they have or may have that Proskauer has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation; (ii) agree that, in the event that a dispute arises after the Closing between the Buyer or any of its Affiliates (including the Company or any Subsidiary) and the Seller or any Affiliate thereof, Proskauer may represent any such party in such dispute even though the interest of any such party may be directly adverse to the Buyer or any of its Affiliates (including the Company or any Subsidiary) and even though Proskauer may have represented the Company or the Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Buyer, the Company or the Subsidiaries.

(d)           Retention of Privilege.  The Buyer, the Sellers, the Company, the Blocker Corps and the Subsidiaries further agree that, as to all communications among Proskauer, the Sellers, the Blocker Corps, the Company and the Subsidiaries that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Sellers and may be controlled by the Seller Representative and shall not pass to or be claimed by the Buyer, the Blocker Corps, the Company or any Subsidiaries.

(e)           Further Assurances.  The Buyer, the Sellers and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 12.14.  The Buyer, the Sellers and the Company further agree that Proskauer and its partners and employees are third party beneficiaries of this Section 12.14.

12.15      Absence of Third Party Beneficiary Rights.  Except as expressly set forth in Section 8.7, Article X and Section 12.14, no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, security holder, employee or partner of any party hereto or any other Person.

12.16      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

COMPANY:

SOLID STATE EQUIPMENT HOLDINGS LLC

By:	/s/
Name:	Herman Itzkowitz
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

BUYER:

VEECO INSTRUMENTS INC.

By:	/s/
Name:	[authorized signatory]
Title:

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

SUMMIT SELLERS:

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-A, L.P.

By:	Summit Partners PE VII, L.P.
Its General Partner

By:	Summit Partners PE VII, LLC
Its General Partner

By:	/s/
Name:	John R. Carroll
Title:	Member

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-B, L.P.

By:	Summit Partners PE VII, L.P.
Its General Partner

By:	Summit Partners PE VII, LLC
Its General Partner

By:	/s/
Name:	John R. Carroll
Title:	Member

SUMMIT PARTNERS PE VII, L.P.

By:	Summit Partners PE VII, LLC
Its General Partner

By:	/s/
Name:	John R. Carroll
Title:	Member

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

SUMMIT PARTNERS SUBORDINATED DEBT FUND IV-A, L.P.

By:	Summit Partners SD IV, L.P.
Its General Partner

By:	Summit Partners SD IV, LLC
Its General Partner

By:	/s/
Name:	John R. Carroll
Title:	Member

SUMMIT PARTNERS SUBORDINATED DEBT FUND IV-B, L.P.

By:	Summit Partners SD IV, L.P.
Its General Partner

By:	Summit Partners SD IV, LLC
Its General Partner

By:	/s/
Name:	John R. Carroll
Title:	Member

SUMMIT PARTNERS SD IV, L.P.

By:	Summit Partners SD IV, LLC
Its General Partner

By:	/s/
Name:	John R. Carroll
Title:	Member

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

SUMMIT INVESTORS I, LLC

By:	Summit Investors Management, LLC
Its Manager

By:	Summit Partners, L.P.
Its Manager

By:	Summit Master Company, LLC
Its General Partner

By:	/s/
Name:	John R. Carroll
Title:	Member

SUMMIT INVESTORS I (UK), L.P.

By:	Summit Investors Management, LLC
Its General Partner

By:	Summit Partners, L.P.
Its Manager

By:	Summit Master Company, LLC
Its General Partner

By:	/s/
Name:	John R. Carroll
Title:	Member

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

NPC:

MICROCIRCUIT SPECIALISTS, INC.
(f/k/a Solid State Equipment Corporation)

By:	/s/
Name:	Richard Richardson
Title:	President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

EMPLOYEE SELLERS:

/s/
Name: Herman Itzkowitz

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

EMPLOYEE SELLERS:

/s/
Name: Tom Werthan

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

EMPLOYEE SELLERS:

/s/
Name: Erwan Le Roy

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

EMPLOYEE SELLERS:

/s/
Name: John Voltz

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

EMPLOYEE SELLERS:

/s/
Name: Vince Amorosi

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

/s/
Name: David Lam

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

BLOCKER CORPS:

SP SD IV-B SSEC BLOCKER CORP.

By:	/s/
Name:	John R. Carroll
Title:	President

SP PE VII-B SSEC BLOCKER CORP.

By:	/s/
Name:	John R. Carroll
Title:	President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

SELLER REPRESENTATIVE:

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-A, L.P.
(solely in its capacity as Seller Representative)

By:	Summit Partners PE VII, L.P.
Its General Partner

By:	Summit Partners PE VII, LLC
Its General Partner

By:	/s/
Name:	John R. Carroll
Title:	Member

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]